Exhibit 10.1

$250,000,000

CREDIT AGREEMENT

Dated as of June 18, 2015

among

BRASA (HOLDINGS) INC.,

as Borrower

BRASA (PURCHASER) INC.,

as Holdings

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent and Swing Line Lender

WELLS FARGO BANK, NATIONAL ASSOCIATION and

JPMORGAN CHASE BANK, N.A.,

as L/C Issuers

and

THE OTHER LENDERS PARTY

HERETO

WELLS FARGO SECURITIES, LLC and

J.P. MORGAN SECURITIES LLC,

as Joint-Lead Arrangers and Joint Bookrunners

FIFTH THIRD BANK and

REGIONS BANK,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A. and

BANK OF AMERICA, N.A.,

as Syndication Agents

i

Section 10.17	WAIVER OF RIGHT TO TRIAL BY JURY	158
Section 10.18	Binding Effect	158
Section 10.19	USA PATRIOT Act Notice	158
Section 10.20	No Advisory or Fiduciary Relationship	159
Section 10.21	Material Non-Public Information	159
Section 10.22	Lender Action	159

SCHEDULES
2.01	Revolving Credit Commitments
2.03	Existing Letters of Credit
5.06	Litigation
5.08(b)	Environmental Compliance
5.08(d)	Release of Hazardous Materials
5.11	Subsidiaries
6.16	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(c)	Existing Indebtedness
7.08	Affiliated Transactions
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
A-1	Form of Loan Notice
A-2	Form of Prepayment Notice
A-3	Form of Request for L/C Issuance
B	Form of Swing Line Loan Notice
C-1	Form of New Term Note
C-2	Form of Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty and Security Agreement
G	Reserved
H	Form of Administrative Questionnaire
I	Reserved
J-1	US Tax Certificate (For Non-US Lenders that are not Partnerships For US Federal Income Tax Purposes)
J-2	US Tax Certificate (For Non-US Lenders that are Partnerships For US Federal Income Tax Purposes)
J-3	US Tax Certificate (For Non-US Participants that are not Partnerships For US Federal Income Tax Purposes)
J-4	US Tax Certificate (For Non-US Participants that are Partnerships For US Federal Income Tax Purposes)
K	Form of Solvency Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated or otherwise modified from time to time, this “Agreement”) is entered into as of June 18, 2015 among BRASA (PURCHASER) INC., a Delaware corporation (“Holdings”), BRASA (HOLDINGS) INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (as defined herein), and WELLS FARGO BANK, NATIONAL ASSOCIATION and JPMORGAN CHASE BANK, N.A., as L/C Issuers (as defined herein).

PRELIMINARY STATEMENTS

The Borrower has requested that from time to time, the Lenders lend to the Borrower and the L/C Issuers issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries under a $250,000,000 Revolving Credit Facility.

The proceeds of the Revolving Credit Loans made on the Closing Date will be used to (i) consummate the Refinancing and (ii) pay Transaction Expenses (including upfront fees and/or original issue discount).

The proceeds of the Revolving Credit Loans made after the Closing Date will be used (i) to finance the ongoing working capital requirements of the Borrower and its Subsidiaries, (ii) for general corporate purposes of the Borrower and its Subsidiaries, including capital expenditures, Restricted Payments, Permitted Acquisitions and any other Investments permitted hereunder and (iii) for any other purpose not prohibited by the Loan Documents.

The Loan Parties have agreed pursuant to the Guaranty and Security Agreement to secure all of the Secured Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, first priority Liens (subject to certain Liens permitted by this Agreement) on substantially all of their assets, including a pledge of all of the Equity Interests of each of their respective Domestic Subsidiaries and 65% of the voting Equity Interests and 100% of the non-voting Equity Interests (if any) of each of their respective first-tier Foreign Subsidiaries, subject in each case to certain exceptions.

Holdings and the Subsidiary Guarantors have agreed to guarantee the Secured Obligations of the Borrower hereunder pursuant to the Guaranty.

The applicable Lenders have indicated their willingness to lend and each of the L/C Issuers has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit H.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Person” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents, the Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to such Lender’s Total Outstandings.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” has the meaning specified in the introductory paragraph.

“AHYDO Accrual Amount” means, with respect to the last day of each interest accrual period with respect to any Indebtedness ending after the fifth (5th) anniversary of the date of incurrence of such Indebtedness, an amount that must be paid on such Indebtedness in order to prevent such Indebtedness from being treated as an “applicable high yield discount obligation” under Section 163(e)(5) and Section 163(i) of the Code.

“AHYDO Payment” means, with respect to the last day of each interest accrual period with respect to any Indebtedness ending after the fifth (5th) anniversary of the date of incurrence of such Indebtedness, a payment of an amount equal to the AHYDO Accrual Amount.

“Applicable Rate” means (i) in the case of any Base Rate Loan (including Swingline Loans), 1.00% and (ii) in the case of any Eurodollar Rate Loan, 2.00%; provided that, following delivery of financial statements pursuant to Section 6.01(b) for the first full Fiscal Quarter ending after the

Closing Date, the “Applicable Rate” for any Base Rate Loans (including Swingline Loans) or Eurodollar Rate Loan shall be the applicable rate per annum, based on the Total Rent Adjusted Leverage Ratio, set forth below:

Pricing Level	Total Rent Adjusted Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
I	Less than 3.25:1.00	1.50%	0.50%

II	Greater than or equal to 3.25:1.00 but less than 3.75:1.00	1.75%	0.75%

III	Greater than or equal to 3.75:1.00 but less than 4.25:1.00	2.00%	1.00%

IV	Greater than or equal to 4.25:1.00 but less than 4.75:1.00	2.25%	1.25%

V	Greater than or equal to 4.75:1.00	2.50%	1.50%

Any increase or decrease in the Applicable Rate with respect to the Loans resulting from a change in the Total Rent Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) following the completion of the first full fiscal quarter ending after the Closing Date; provided, however, that if financial statements are not delivered when due in accordance with such Sections, then Pricing Level V shall apply in respect of the Facilities as of the first Business Day after the date on which financial statements pursuant to Section 6.01(a) or Section 6.01(b) were required to have been delivered and shall remain in effect until the date on which such financial statements are so delivered.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders in respect of the relevant Class and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders in respect of the relevant Class.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, each in its capacity as an arranger and joint bookrunner for the Facilities.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external counsel.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Bankruptcy Code” means Title 11 of the United States Code.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate and (c) the Eurodollar Rate applicable for an Interest Period of one (1) month beginning on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Rate or the Eurodollar Rate, as the case may be, shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate, Prime Rate or Eurodollar Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a borrowing of New Term Loans, Refinancing Term Loans or Extended Term Loans, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in the state where the Administrative Agent’s Office is located, and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP. Capitalized Lease Obligations shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Capitalized Leases” means all leases or other agreements conveying a right to use property that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee. Notwithstanding anything to the contrary herein, none of the leases with respect to any of the real property locations of the Borrower and its Subsidiaries as of the Effective Date shall be deemed to be a Capitalized Lease for purposes of this Agreement.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period in respect of licensed or purchased software or internally developed software and software enhancements that are or are required to be reflected as capitalized costs on the consolidated balance sheet in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at Wells Fargo Bank, National Association (or at a commercial bank acceptable to the Administrative Agent in the name of the Administrative Agent and under the control (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent) and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States (provided that the full faith and credit of the United States is pledged in support thereof), any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-1” (or the equivalent thereof) or better by S&P or “P-1” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States;

(e) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000, and the portfolios of which are limited such that 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition;

(f) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business (provided such country is a member of the Organization for Economic Cooperation and Development), and whose short-term commercial paper rating from S&P is at least “A-1” or the equivalent thereof or from Moody’s is at least “P-1” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank;

(g) Bank Deposit Certificates (Certificados de Depósito Bancario) and Interbank Deposit Certificates (Certificados de Depósito Interbancario) owned by any Foreign Subsidiary; and

(h) in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of the same credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary.

“Cash Management Obligations” means obligations owed by any Loan Party or Restricted Subsidiary to a Person that is a Lender, an Agent or an Arranger or an Affiliate of a Lender, an Agent or an Arranger at the time the agreements giving rise to such obligations are entered into in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services designated by the Borrower as constituting Cash Management Obligations.

“Casualty Event” means any event that gives rise to the receipt by the Borrower and its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the earliest to occur of

(a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than (i) any employee benefit plan and/or any person acting as trustee, agent or other fiduciary therefor or (ii) one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Equity Interests representing more than the greater of (x) thirty-five percent (35%) of the total voting power of all of the outstanding Voting Stock of Holdings and (y) the percentage of the total voting power of all of the outstanding Voting Stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders;

(b) during any period of twelve (12) consecutive months, a majority of the board of directors of Holdings shall cease to consist of Continuing Directors; or

(c) Borrower ceasing to be a directly or indirectly wholly-owned Subsidiary of Holdings.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, New Revolving Credit Lenders, Replacement Revolving Lenders, Refinancing Term Lenders, Extending Revolving Credit Lenders, New Term Lenders or Extending Term Lenders with loans or commitments hereunder with identical terms, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, New Revolving Credit Commitments, Extended Revolving Credit Commitments, Replacement Revolving Credit Commitments, New Term Commitments or Commitments in respect of Refinancing Term Loans with identical terms and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Credit Loans, Replacement Revolving Loans, Refinancing Term Loans, Extended Revolving Loans, New Term Loans or Extended Term Loans with identical terms, in the case of each of clauses (a), (b) and (c), under this Agreement as originally in effect or as amended or otherwise modified pursuant to Section 2.14, 2.15, 2.16 or 10.01, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” means the first date all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 4.02, which date shall be no later than the Commitment Termination Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, each Intellectual Property Security Agreement and the Mortgages, in each case, if any, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations.

“Commitment” means a New Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Termination Date” means the earliest to occur of (i) receipt by the Administrative Agent prior to the Closing Date of written notice of termination of this Agreement and all Commitments hereunder from the Borrower, (ii) the consummation of the Initial Public Offering without the Closing Date hereunder having occurred substantially simultaneously therewith, (iii) the abandonment of the Initial Public Offering and (iv) September 30, 2015, unless the Closing Date has occurred on or before such date on the terms and subject to the conditions set forth herein.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Parties” means the collective reference to Holdings, the Borrower and its Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitors” means those Persons identified in writing to the Arrangers on or prior to March 25, 2015 as competitors, or who are reasonably identifiable Affiliates of such Persons on the basis of such Affiliate’s name; provided that, the Borrower shall be permitted to supplement such list by notice in writing to the extent such supplemented Person (a) is an Affiliate of any Person on such list as of the Effective Date or (b) becomes a competitor of the Borrower (or an affiliate of such competitor) and, in the case of clause (b), such supplemented Person is not a bona fide debt fund or investment vehicle (unless it is also separately a Disqualified Institution) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to third party investors in such fund or investment vehicle that are independent to their duties to such competitor or Affiliate. Any supplement to such list shall be made available by the Administrative Agent to any Lender upon request therefor and shall become effective two (2) Business Days after delivery to the Administrative Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement to such list apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans that is otherwise permitted hereunder at the time of such assignment or participation.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, with respect to any Person, the sum of (a) Consolidated Net Income of such Person, plus (b) an amount which, in the determination of such Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to subclauses (ix) and (xii) below, and, to the extent attributable to amounts accrued but not added back in a prior period, payments in subclause (v)(A)) for, without duplication,

(i) interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,

(ii) provision for Taxes based on income or profits or capital, excise (including beverage excise) Taxes and franchise Taxes, including, without limitation, such Taxes at either the federal, state, provincial, foreign, or municipal levels, including any penalties and interest and any amounts payable pursuant to any permitted Tax sharing arrangement and any provisions for uncertain tax positions in each case in respect of such Taxes,

(iii) the total amount of depreciation and amortization expense, including amortization of intangibles and expenses related to Capitalized Software Expenditures and Capitalized Leases,

(iv) (A) the Transaction Expenses and (B) any costs and expenses incurred in connection with the Initial Public Offering and any Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the Facilities and any amendments, supplements and modifications thereof or in respect of any refinancing transaction), or repayment of Indebtedness, in each case, permitted hereunder, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated);

(v) (A) the amount of indemnities and expenses paid or accrued during such period to the Sponsor in accordance with the Registration Rights Agreement to the extent permitted to be paid under Section 7.08 and (B) the amount of guaranteed annual retention payments made to regional managers pursuant to the four-year retention and non-compete agreements entered into on October 20, 2011, as in effect on the Effective Date,

(vi) any costs, charges, accruals and reserves (other than those referred to in clause (a)(xiii)) in connection with any integration, transition, facilities openings, vacant facilities, consolidations, permitted acquisitions, Joint Venture investments and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), entry into new markets, including consulting fees, restructuring, severance, severance and curtailments or modifications to pension or postretirement employee benefit plans,

(vii) the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties,

(viii) any non-cash charges, losses or expenses (including Tax reclassification related to Tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding any non-cash charge relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period,

(ix) cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(x) extraordinary, unusual or non-recurring losses or charges,

(xi) the amount by which sales of gift cards and gift certificates exceeded redemptions of such items,

(xii) the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within twelve (12) months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements); provided that such benefit is expected to be realized within twelve (12) months of taking such action), and

(xiii) “pre-opening costs” and “start-up costs” (such terms used herein as defined in ACS720-15 (formerly SOP 98-5) published by the American Institute of Certified Public Accountants) related to the opening and organizing of new restaurants, such costs including, without limitation, the cost of feasibility studies, staff-training, recruiting and travel costs for employees engaged in such start-up activities, and preopening rent costs, in an amount not to exceed $1,100,000 in the aggregate per restaurant, minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income or gains during such period (other than with respect to payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus

(d) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clause (b)(viii) above in such period or in a prior period, minus

(e) the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties, expressed as a positive number, minus

(f) the amount by which redemptions of gift cards and gift certificates exceeded sales of such items, minus

(g) non-recurring or unusual gains.

The aggregate amount of add backs made pursuant to clauses (vi) and (xii) above, except in the case of clause (vi) for any cost savings and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act, in any Test Period shall not exceed ten percent (10%) of Consolidated EBITDA (prior to giving effect to such addbacks) for such Test Period.

“Consolidated EBITDAR” means, for any period, the sum of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period plus (b) Consolidated Rental Expense for such period.

“Consolidated Interest Expense” means, for any period, with respect to any Person, (a) total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Contracts, but excluding, (i) any amount not then payable in cash, (ii) costs associated with obtaining, or breakage costs in respect of, swap agreements, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any fees and expenses associated with any asset sales, acquisitions, investments, equity issuances or debt issuances (in each case, whether or not consummated) and (v) any expensing of bridge, commitment and other financing fees, (vi) the Transaction Expenses and any annual administrative fees), minus (b) interest income payable in cash of such Person for such period determined on a consolidated basis in accordance with GAAP. For avoidance of doubt, Consolidated Interest Expense shall be net of payments made or received under interest rate Swap Contracts.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) Consolidated EBITDAR for such Test Period to (b) the sum of (1) Consolidated Interest Expense and (2) Consolidated Rental Expense for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” means, for any period, with respect to any Person, net income attributable to such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) any net after-Tax extraordinary gains, losses or charges (including, without limitation, extraordinary gains, losses or charges resulting from legal settlements, fines, judgments or orders),

(ii) the cumulative effect of a change in accounting principle(s) during such period,

(iii) any net after-Tax gains or losses realized upon the Disposition of assets outside the ordinary course of business (including any gain or loss realized upon the Disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (other than assets held for sale) (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iv) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person or one of its Restricted Subsidiaries by such Person during such period,

(v) non-cash compensation charges, including any such charges arising from pension obligations, stock options, restricted stock grants or other equity-incentive programs or any deferred compensation programs of such Person or any direct or indirect parents, including in connection with the Transactions,

(vi) (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, pension plan, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Company Parties, in the case of each of clauses (A) and (B), to the extent that (in the case of any cash charges, costs and expenses) such charges, costs or expenses are funded with cash proceeds contributed to the capital of the Borrower, Holdings or any direct or indirect parent of the Borrower or Net Cash Proceeds of an issuance of Qualified Equity Interests of the Borrower, Holdings or any direct or indirect parent of the Borrower,

(vii) any net income or loss attributable to the early extinguishment of Indebtedness,

(viii) effects of any adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers, the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, and any earnout obligations and any other non-cash charges in such Person’s consolidated financial statements, in each case pursuant to GAAP resulting from the application of purchase accounting in relation to (A) any consummated acquisition, (B) any Joint Venture investments or (C) the amortization or write-off of any such amounts,

(ix) [Reserved],

(x) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP,

(xi) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses,

(xii) any net unrealized gains and losses resulting from obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of GAAP, and

(xiii) (A) the non-cash portion of rent expense shall be excluded, (B) any cash rent paid in excess of rent expense shall be included, (C) the non-cash amortization of tenant allowances shall be excluded, (D) cash received from landlords for tenant allowances shall be included and (E) to the extent not already included in net income, the cash portion of sublease rentals received shall be included (for the avoidance of doubt, the net effect of the adjustments in this clause (xiii) as well as any adjustments pursuant to clause (viii) above shall be to compute rent expense and rental income on a cash basis including the benefit of clause (D) and (E) above, except that any non-cash amortization of any rents prepaid in cash subsequent to the Closing Date shall be included for purposes of determining Consolidated Net Income.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include (i) the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and (ii) reimbursements of any expenses and charges (other than from the Borrower or any Restricted Subsidiary), to the extent reducing Consolidated Net Income, that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed, and only to the extent that such amount is in fact reimbursed, within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365-day period), in connection with any acquisition or investment or any sale, conveyance, transfer or other disposition of assets or Equity Interests or repayment, refinancing or modification of Indebtedness, in each case permitted hereunder.

“Consolidated Rental Expense” means, for any period and without duplication, the sum of (a) all rental expenses paid in cash by the Borrower and its Restricted Subsidiaries during such period under operating leases (net of rental income received in cash, including in respect of subleases), but excluding any advances or key monies paid in cash to landlords during such period plus (b) the non-cash amortization of any advances or key monies paid in cash by the Borrower and its Restricted Subsidiaries during such period under operating leases.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition) consisting of Indebtedness for borrowed money, purchase money Indebtedness, Capitalized Lease Obligations and obligations in respect of letters of credit to the extent of amounts outstanding under letters of credit and unreimbursed for more than ten (10) days, obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments (but excluding, for the avoidance of doubt, surety bonds which are not treated as debt in accordance with GAAP) and Guarantees in respect of any of the foregoing, minus the lesser of (x) all unrestricted cash and Cash Equivalents included on the balance sheet of the Borrower and its Restricted Subsidiaries and cash and Cash Equivalents pledged on a perfected basis in favor of the Secured Obligations (which may also include cash and Cash Equivalents securing other Indebtedness permitted to be secured by a Lien on the Collateral along with the Secured Obligations), in each case, such unrestricted and restricted cash and Cash Equivalents to be determined in accordance with GAAP, and (y) $12,500,000.

“Continuing Directors” shall mean the directors (or managers) of Holdings on the Effective Date and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of Holdings is endorsed by a majority of the then-Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Dallas Property” shall have the meaning specified in the definition of “Material Real Property.”

“Debt Issuance” means the issuance or incurrence by any Person or any of its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means, (i) with respect to any overdue Loan or interest, an interest rate equal to 2.00% per annum in excess of the interest rate otherwise applicable to such overdue Loan (or the Loan to which such overdue interest relates) or (ii) with respect to any overdue reimbursement obligations in respect of Unreimbursed Amounts or fees, an interest rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Revolving Credit Loans which are Base Rate Loans, in each case to the fullest extent permitted by Law.

“Defaulting Lender” means, at any time, as reasonably determined by the Administrative Agent, a Revolving Credit Lender as to which the Administrative Agent has notified the Borrower that (i) such Revolving Credit Lender has failed for two (2) or more Business Days to comply with its obligations under this Agreement to make a Revolving Credit Loan, make a payment to the L/C Issuers in respect of an L/C Obligation and/or make a payment to the Swing Line Lender in respect of a Swing Line Loan (each a “Lender Funding Obligation”), in each case, required to be funded hereunder, (ii) such Revolving Credit Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder, or has defaulted on its Lender Funding Obligations under other loan agreements, credit agreements or other similar agreements in which it commits to extend credit generally, (iii) such Revolving Credit Lender has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent (based on the reasonable belief that it may not fulfill its Lender Funding Obligations), that it will comply with its Lender Funding Obligations hereunder; provided, that any such Revolving Credit Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by the Administrative Agent or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Revolving Credit Lender (provided that neither the reallocation of Lender Funding Obligations provided for in Section 2.17 as a result of a Revolving Credit Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred and eighty (180) days following the consummation of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the applicable Person) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the applicable Person), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date on the date of determination; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means (i) Persons identified in writing to the Arrangers on or prior to March 25, 2015 or (ii) Competitors. Any supplement to such list shall be made available by the Administrative Agent to any Lender upon request therefor and shall become effective two (2) Business days after delivery to the Administrative Agent. Notwithstanding anything herein to the contrary, in no event shall a supplement to such list apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loans that is otherwise permitted hereunder.

“Documentation Agents” means Fifth Third Bank And Regions Bank in their respective capacities as co-documentation agents for the Facilities.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Effective Date” means the date on which the conditions precedent in Section 4.01 are satisfied, which date is June 18, 2015.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) (x) in the case of any New Term Loans, Refinancing Term Loans or Extended Term Loans, any other Person approved as required by Section 10.07(b) and (y) in the case of any Revolving Credit Loans, New Revolving Credit Loans, Replacement Revolving Loans or Extended Revolving Loans, any Person that is a commercial bank, insurance company, or other financial institution that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit to commercial borrowers in the ordinary course of business, provided, that under no circumstances shall (i) any Disqualified Institution be an assignee without the prior written consent of the Borrower (which may be withheld in the Borrower’s sole discretion) and (ii) Holdings, the Borrower or any Affiliate thereof, or a natural person, be an Eligible Assignee.

“Eligible Equity Proceeds” means the Net Cash Proceeds received by Holdings from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of Holdings or from any capital contributions in respect of Equity Interests (other than Disqualified Equity Interests) of Holdings to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Borrower as cash common equity.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or of public health (to the extent relating to exposure to Hazardous Materials) or the management, storage, treatment, transport, distribution or Release of any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or Release of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities but excluding debt securities convertible into or exchangeable for any of the foregoing).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition of Equity Interests of any Person by the holder thereof shall not be deemed to be an Equity Issuance by such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction, (c) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (d) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon the Borrower or any ERISA Affiliate or (h) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan (i) the per annum London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in consultation with the Borrower; in each case, the “Screen Rate”) determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first (1st) day of such Interest Period or (ii) if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Rate shall be the Interpolated Rate at such time; provided that in no event shall the Eurodollar Rate be less than 0% per annum. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means:

(a) any real property or real property interests (including leasehold interests) other than Material Real Property (except to the extent perfection of a security interest therein is accomplished by the filing of a non-fixture Uniform Commercial Code financing statement);

(b) any assets if the granting of a security interest in such asset would be prohibited by applicable Law;

(c) any written lease, written license, written sublicense or other written agreement (other than any such lease, license, sublicense or other agreement among Holdings and its Subsidiaries) or any property subject to a purchase money security interest or Capital Lease Obligation, in each case, to the extent (i) permitted under this Agreement and (ii) that a grant of a security interest therein to secure the Obligations would violate or invalidate (or otherwise trigger any “change of control” or similar provision contained in) such lease, license, sublicense or agreement, purchase money security interest or Capital Lease Obligation or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries), pursuant to a provision in effect on the Effective Date or the date on which such lease, license, sublicense or agreement, purchase money security interest or Capital Lease Obligation (or the asset governed thereby) is acquired (to the extent not created in contemplation of the Loan Documents);

(d) Equity Interests (i) constituting margin stock (except to the extent permitted by applicable Law and to the extent perfection of a security interest is accomplished by the filing of a Uniform Commercial Code financing statement), (ii) in any Subsidiary described in clause (d), (e), (f) or (g) of the definition of “Excluded Subsidiary”, (iii) in any Unrestricted Subsidiary, (iv) in any non-wholly owned partnership, joint venture and other non-wholly owned Subsidiaries if the granting of a security interest in such Equity Interests would be prohibited by organizational or governance documents of such Subsidiary or would trigger a termination pursuant to any “change of control” or similar provision in such documents in favor of one or more third party equity holders thereof (other than the proceeds thereof) or (v) that are voting Equity Interests in any first-tier Foreign Subsidiary or Foreign Subsidiary Holding Company in excess of 65% of the voting Equity Interests in such Subsidiary;

(e) any property and assets the pledge of which would require the consent, approval, license or authorization of any Governmental Authority that has not been obtained (it being understood that no Loan Party is required to seek any such consent);

(f) assets to the extent the grant of a security interest therein would result in material adverse Tax consequences to the Loan Parties as reasonably determined by the Borrower;

(g) assets in circumstances where the Administrative Agent and the Borrower reasonably determine that the cost, burden or consequences of obtaining a security interest in such assets is excessive in relation to the benefit afforded thereby;

(h) any IP Rights for which a security interest therein would require perfection under foreign law or any IP Rights to the extent that the attachment of the security interest thereto, or any assignment thereof, would reasonably be expected to result in the forfeiture, invalidation or unenforceability of the Grantors’ rights in such IP Rights including, without limitation, any License pursuant to which Grantor is

Licensee under terms which prohibit the granting of a security interest or under which granting such an interest would give rise to a breach or default by Grantor, any Trademark applications filed in the USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would reasonably be executed to adversely affect the enforceability or validity of such Trademark application; and

(i) such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the applicable Loan Party in writing;

provided that, in the case of clauses (b), (c), (d)(iv) and (e), such exclusion shall not apply (i) to the extent the prohibition or restriction is ineffective under applicable anti-nonassignment provisions of the Uniform Commercial Code or other Law or (ii) to proceeds and receivables of the assets referred to in such clauses, the assignment of which is effective under applicable anti-nonassignment provisions of the Uniform Commercial Code or other Law notwithstanding such prohibition. For purposes of this definition, any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Guaranty and Security Agreement.

“Excluded Perfection Assets” means (a) motor vehicles and other assets subject to certificates of title (except to the extent perfection of a security interest therein is accomplished by the filing of a Uniform Commercial Code financing statement), (b) letter-of-credit rights (except to the extent perfection of the security interest in such letter of credit rights is accomplished solely by the filing of a Uniform Commercial Code financing statement), (c) commercial tort claims excluded under Section 6(d) of the Guaranty and Security Agreement, (d) cash and Cash Equivalents and all deposit, securities and commodities accounts (except to the extent perfection of a security interest therein is accomplished by the filing of a Uniform Commercial Code financing statement), (e) except for share pledges of Equity Interests of the first-tier Foreign Subsidiary organized under the laws of the Netherlands serving as the primary Foreign Subsidiary holding company for the Borrower and its Restricted Subsidiaries (and, if reasonably requested the Administrative Agent, share pledges of Equity Interests of any other first-tier Foreign Subsidiary that serves as the primary Foreign Subsidiary holding company for the Borrower and its Restricted Subsidiaries), assets where perfection of a security interest therein would require pledge or security agreements governed by foreign law, (f) assets in circumstances where the Administrative Agent and the Borrower reasonably determines in writing that the cost or burden of perfecting a security interest therein outweighs the benefits afforded thereby, (g) such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the applicable Loan Party and (h) assets requiring perfection through a control agreement, landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly Owned Restricted Subsidiary, (b) any Subsidiary that is prohibited by contractual requirements in effect on the Effective Date or on the date such Person becomes a Subsidiary (and in each case not created in contemplation of the Loan Documents) or applicable United States Law from guaranteeing the Secured Obligations or any Subsidiary that would require a governmental (including regulatory) consent, approval, license or authorization for the provision of a guarantee of the Secured Obligations (including under any financial assistance, corporate benefit or thin capitalization rule), (c) (i) any Foreign Subsidiary or (ii) any Domestic Subsidiary (A) that is a Subsidiary of a Foreign Subsidiary or (B) that does not have any material assets (directly or indirectly) other than Equity Interests (or Equity Interests and debt) of one or more Foreign Subsidiaries (a “Foreign Subsidiary Holding Company”), (d) any Immaterial Subsidiary, (e) any captive insurance subsidiary, (f) any non-for-profit Subsidiary, (g) any special purpose entity used for securitization facilities, if any, permitted under this Agreement, (h) [reserved], (i) any Unrestricted Subsidiary, (j) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (in consultation with the Borrower), the cost or burden of providing a Guarantee shall outweigh the benefits to be obtained by the Lenders therefrom and (k) any Subsidiary where the provision of a Guaranty would result in material adverse tax consequences as reasonably determined by the Borrower.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 2(j) of the Guaranty and Security Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Agent or any Lender (including any L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document:

(a) any Taxes imposed on or measured by its net income (however denominated) or overall gross income (including branch profits) and franchise (and similar) Taxes imposed on it, in each case, by a jurisdiction as a result of such recipient being organized or resident in, (in the case of a Lender) maintaining its applicable Lending Office in, doing business in or having another present or former connection with, such jurisdiction (other than a business or connection deemed to arise solely by virtue of the Loan Documents or any transactions or activities occurring pursuant thereto);

(b) in the case of a Lender, any United States federal withholding Tax that is imposed pursuant to any Law in effect at the time such recipient becomes a party to this Agreement (other than with respect to an assignment pursuant to Section 3.07), changes its applicable Lending Office or changes its place of organization, except to the extent such Lender’s assignor (if any) was entitled, immediately prior to the assignment, or such Lender was entitled, immediately prior to the change in Lending Office or change of place of organization, to payments in respect of United States federal withholding Tax under Section 3.01(a);

(c) any Taxes attributable to a recipient’s failure to comply with Section 10.15(a); or

(d) any United States federal withholding Taxes imposed under FATCA.

“Existing First Lien Credit Agreement” shall mean that certain First Lien Credit Agreement dated as of July 20, 2012 among the Borrower, Holdings, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties from time to time party thereto, as the same has been amended, amended and restated, supplemented or otherwise modified through and including the Closing Date.

“Existing Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement dated as of July 20, 2012 among the Borrower, Holdings, Wilmington Trust, National Association, as administrative agent, and the other parties from time to time party thereto, as the same has been amended, amended and restated, supplemented or otherwise modified through and including the Closing Date.

“Extending Revolving Credit Lender” shall have the meaning assigned to such term in Section 2.15(a).

“Extended Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.15(a).

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.15(a).

“Extending Term Lender” shall have the meaning assigned to such term in Section 2.15(a).

“Extension” shall have the meaning assigned to such term in Section 2.15(a).

“Extension Offer” shall have the meaning assigned to such term in Section 2.15(a).

“Facility” means any New Term Loan Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, or any amended version or successor provision that is substantively comparable thereto (and not materially more onerous to comply with), and, in each case, any current or future regulations promulgated thereunder and any official interpretation issued in connection therewith and any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version as described above) and fiscal rules or official interpretations adopted pursuant to any intergovernmental agreement implementing any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Foreign Plan” means, other than a plan maintained or required to be maintained by a Governmental Authority, any employee benefit plan subject to statutory minimum funding requirements maintained or contributed by the Borrower or any of its Subsidiaries primarily to provide defined benefit pension benefits to employees employed outside of the United States.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, each Subsidiary Guarantor and, only in respect of any Secured Hedge Obligations and Cash Management Obligations owed by any Loan Party (other than the Borrower) or any other Restricted Subsidiary, the Borrower.

“Guaranty” means the Guaranty (as defined in the Guaranty and Security Agreement) made by the Guarantors in favor of the Secured Parties pursuant to Section 2 of the Guaranty and Security Agreement, together with each other guaranty and guaranty supplement in respect of the Secured Obligations delivered pursuant to Section 6.12.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement among the Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit F, together with each related Guaranty and Security Agreement Supplement executed and delivered pursuant to Section 6.12.

“Guaranty and Security Agreement Supplement” has the meaning specified in the Guaranty and Security Agreement.

“Hazardous Materials” means all substances, materials, wastes, chemicals, pollutants, contaminants, constituents or compounds, in any form, regulated, or which can give rise to liability, under any Environmental Law, including petroleum or petroleum distillates, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that was a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to a Secured Hedge Agreement, at the time such Secured Hedge Agreement was entered into.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement (and such term shall include any Successor Holdings).

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary; provided that (i) no Immaterial Subsidiary shall have revenues for any fiscal quarter or total assets as of the last day of any fiscal quarter in an amount that is equal to or greater than 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such fiscal quarter, as the case may be, and (ii) Immaterial Subsidiaries, taken together, shall not have revenues for any fiscal quarter or total assets as of the last day of any fiscal quarter in an amount that is equal to or greater than 2.5% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such fiscal quarter, as the case may be; provided that no Wholly Owned Restricted Subsidiary that operates a restaurant shall constitute an Immaterial Subsidiary. Any Restricted Subsidiary that executes a Guaranty of the Secured Obligations or is an obligor or guarantor with respect to any Junior Financing shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse,

qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Incremental Cap” means, as of any date, $60,000,000 less (a) the aggregate outstanding principal amount (or committed amount, if applicable) of Indebtedness incurred in reliance on the Incremental Cap pursuant to Section 2.14 and (b) the aggregate outstanding principal amount of Indebtedness incurred in reliance on the Incremental Cap pursuant to Section 7.03(a).

“Incremental Facility Agreement” means an amendment to this Agreement that is reasonably satisfactory to the Administrative Agent for purposes of giving effect to Section 2.14 executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Lender that agrees to provide all or any portion of the New Revolving Credit Commitments, New Term Loans or New Term Commitments, as the case may be, being incurred pursuant thereto and in accordance with Section 2.14.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earnout obligation until such obligation appears in the liabilities section of the balance sheet of such Person in accordance with GAAP and (iii) liabilities associated with customer prepayments and deposits);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Capitalized Lease Obligations;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Public Offering” means the issuance by Fogo de Chao, Inc., a Delaware corporation of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Intellectual Property Security Agreements” means, collectively, the Patent Security Agreement (as defined in the Guaranty and Security Agreement), the Trademark Security Agreement and the Copyright Security Agreement (as defined in the Guaranty and Security Agreement), substantially in the forms attached to the Guaranty and Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Guaranty and Security Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, or if available to all relevant Lenders, twelve (12) months thereafter or a shorter period, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person in the form of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” means (a) any Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness and (b) any Permitted Refinancing in respect of any of the foregoing.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, as to any L/C Issuer, such L/C Issuer’s several and not joint obligation to issue Letters of Credit hereunder. As of the Effective Date, the L/C Commitment of Wells Fargo Bank, National Association is $5,000,000 and the L/C Commitment of JPMorgan Chase Bank, N.A. is $5,000,000.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means each of Wells Fargo Bank, National Association and/or JPMorgan Chase Bank, N.A., each acting through one of its affiliates or branches, in its capacity as issuer of Letters of Credit hereunder and each other Revolving Credit Lender reasonably acceptable to the Administrative

Agent (such consent not to be unreasonably withheld or delayed) that has agreed to act as an L/C Issuer, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; provided that no Person shall at any time become an L/C Issuer if after giving effect thereto there would at such time be more than two (2) L/C Issuers unless a higher number is approved by the Borrower and the Administrative Agent. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.

“L/C Request” means a Request for L/C Issuance substantially in the form of Exhibit A-3 or in another form reasonably acceptable to the applicable L/C Issuer.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Revolving Credit Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuers and the Swing Line Lender.

“Lender Funding Obligation” has the meaning specified in the definition of “Defaulting Lender.”

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is determined or adjudicated to be insolvent by a Governmental Authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender-Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit (if available to be issued by the applicable L/C Issuer) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the applicable L/C Issuer; provided, that no Letter of Credit Application shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representations, warranties, covenants, undertakings or defaults set forth in this Agreement or the Guaranty and Security Agreement.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date for the original Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day), as such date may be extended in accordance with the terms hereof and with the consent of the applicable L/C Issuer.

“Letter of Credit Sublimit” means $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries, plus the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time.

“Loan” means an extension of credit by a Lender to the Borrower in the form of a New Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Collateral Documents and (d) each L/C Request and Letter of Credit Application.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary Guarantor.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any event or circumstance which has a material adverse effect on (a) the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the rights and remedies (taken as a whole) of the Administrative Agent under the Loan Documents or (c) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.

“Material Intellectual Property” means (a) all issued Patents (as defined in the Guaranty and Security Agreement) and pending applications for Patents, registered Trademarks (as defined in the

Guaranty and Security Agreement) and pending applications for Trademark registrations, in each case issued by, registered with or filed in the USPTO; and (b) all Copyrights (as defined in the Guaranty and Security Agreement) registered or the subject of an application for registration with the U.S. Copyright Office, in each case, that are material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Property” means real property owned in fee by the Borrower or any Subsidiary Guarantor located in the United States with a fair market value (as reasonably determined by the Borrower) in excess of $5,000,000 (together with improvements thereon and interests in real property that are necessary for the operation of such real property and improvements); provided that, notwithstanding the foregoing, the following real property locations shall be deemed to be Material Real Property: (1) 4300 Belt Line Road, Addison (Dallas), Texas 75001 (the “Dallas Property”) and (2) 8250 Westheimer Road, Houston, Texas 77063.

“Maturity Date” means with respect to the original Revolving Credit Facility, the date that is five (5) years after the Closing Date; provided that the reference to Maturity Date (i) with respect to Refinancing Term Loans and Replacement Revolving Loans shall be the final Maturity Date as specified in the applicable Refinancing Term Loan Amendment or the Replacement Revolving Credit Amendment, as applicable, (ii) with respect to Extended Term Loans and Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Extension Offer and (iii) with respect to New Term Loans and New Revolving Credit Loans shall be the final maturity date as specified in the applicable Incremental Facility Agreement.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a deed of trust, deed of mortgage, trust deed or mortgage, as applicable, made by the Borrower or a Subsidiary Guarantor in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in respect of Material Real Property in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12; provided, no Mortgage shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representations, warranties, covenants, undertakings or defaults set forth in this Agreement or in the Guaranty and Security Agreement or customary representations and warranties relating to the subject property as of the date of execution of the applicable Mortgage.

“Mortgage Requirement” means, with respect to any Material Real Property owned by the Borrower or a Subsidiary Guarantor, (a) provision of, (i) a policy or policies of title insurance issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each Mortgage as a first priority Lien on the Material Real Property described therein free of any other Liens other than those permitted by this Agreement and including such endorsements as the Administrative Agent reasonably requests and as are available in the applicable jurisdiction and at commercially reasonable rates and (ii) a Mortgage executed by the Borrower or a Subsidiary Guarantor in recordable form and otherwise in form and substance reasonably acceptable to the Borrower and the Administrative Agent, (b) recording of such Mortgage in the land records of the county in which such Material Real Property to be so encumbered is located, (c) acquisition of FEMA standard life-of-loan flood hazard determinations for such Material Real Property, and if any building located on such Material Real Property is determined to be in a special flood hazard area, delivery of (x) a notice with respect to such flood hazard determination duly executed by the Borrower or the applicable Subsidiary Guarantor and (y) evidence of flood insurance in compliance with Section 6.07 hereof and the requirements of the National Flood Insurance Program and (d) a local counsel opinion as to the enforceability of such Mortgage in the state in which the Material Real Property described in such Mortgage is located and other matters customarily covered in real estate enforceability opinions in form and substance reasonably acceptable to the Administrative Agent; provided, that (i) the Borrower or a Subsidiary Guarantor shall not be required to deliver land surveys, environmental site assessments, engineering reports, zoning reports or any legal opinions from primary counsel or local counsel in connection with the delivery of such Mortgages (in each case, other than such documentation already in the possession of the Borrower or any Loan Party); and (ii) the Administrative Agent may waive the requirements of clauses (a)(i) and (d) if the Administrative Agent and the Borrower reasonably agree that the burden, cost or consequences of obtaining title insurance or such opinions is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to any Equity Issuance by the Borrower or any of its Restricted Subsidiaries (or any other Person, if the context so requires), the excess of the sum of the cash and Cash Equivalents received in connection with such Equity Issuance over fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by any Loan Party or a Restricted Subsidiary in connection with such Equity Issuance.

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Credit Lender” has the meaning specified in Section 2.14(a).

“New Revolving Credit Loans” has the meaning specified in Section 2.14(c).

“New Revolving Credit Note” means, for each Class of New Revolving Credit Loans, a promissory note in substantially the form of Exhibit C-2 with, subject to Section 2.14, such changes as shall be agreed to by the Borrower and the New Revolving Credit Lenders providing such Class of New Revolving Credit Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“New Term Commitments” has the meaning specified in Section 2.14(a).

“New Term Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Facility” means a facility providing for the Borrowing of New Term Loans.

“New Term Loans” has the meaning specified in Section 2.14(c).

“New Term Note” means, for each Class of New Term Loans, a promissory note in substantially the form of Exhibit C-1 with, subject to Section 2.14, such changes as shall be agreed to by the Borrower and the New Term Lenders providing such Class of New Term Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d)(iii).

“Non-Defaulting Lender” means, at any time, a Revolving Credit Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.

“Non-US Lender” has the meaning specified in Section 10.15(a).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a New Term Note, a Revolving Credit Note or a New Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding but excluding (x) all Secured Hedge Obligations and (y) all Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to any New Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of New Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Participant” has the meaning specified in Section 10.07(e); provided that in no circumstance shall a Disqualified Institution be a Participant.

“Participant Register” has the meaning specified in Section 10.07(e).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means at any time (a) any cash contribution to the common Equity Interests of Holdings and further contributed to the Borrower and (b) any sale or issuance of any Equity Interests resulting in Eligible Equity Proceeds.

“Permitted Holders” means (a) the Sponsor, directors, officers, members of management and employees of the Borrower or Holdings who are holders of Equity Interests of Holdings (or any of its direct or indirect parent companies) on the Closing Date and (b) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any one or more of the foregoing are members; provided that (i) directors, officers, members of management and employees of the Borrower or Holdings may not account for more than 25% of ownership of the total voting power of the Voting Stock of Holdings (or such direct or indirect parent company) at any time for purposes of this definition and (ii) in the case of clause (b) and without giving effect to the existence of such group or any other group, (x) the Sponsor and such directors, officers, members of management and employees, collectively, have beneficial ownership directly or indirectly of more than 50% of the total voting power of the Voting Stock of Holdings (or such direct or indirect parent company) held by such group and (y) the voting power of the Voting Stock owned by the Sponsor shall be greater than the voting power of the Voting Stock owned by such directors, officers, members of management and employees.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is six months after the Latest Maturity Date at the time such Indebtedness is incurred, (ii) does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary payments or offers to repurchase in connection with any change of control, disposition or casualty event and customary acceleration rights after an event of default), in each case prior to the date that is six months after Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and (iv) has covenants and default and remedy provisions that are not, taken as a whole, materially more favorable to the lenders or holders providing such Indebtedness than those set forth in the Loan Documents.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange (including the issuance of any Registered Equivalent Notes) or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, exchanged or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, exchange or extension is contractually subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, in all material respects, as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person or Persons who are the obligors (or who are required by the terms of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended to become obligors) on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended with the same primary obligor, (e) except with respect to the issuance of any Registered Equivalent Notes, at the time thereof, no Event of Default shall have occurred and be continuing, (f) such Indebtedness shall be unsecured if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured, (g) such Indebtedness is not secured by any additional property or collateral other than (i) property or collateral securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the lien securing such Indebtedness and (iii) proceeds and products thereof, (h) if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended are secured by the

Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing the Refinancing Indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, and (i) such Indebtedness has covenants and default and remedy provisions that are not, taken as a whole, materially more favorable to the lenders providing such Indebtedness than those set forth in the Loan Documents or in the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended.

“Permitted Second Lien Indebtedness” means any Indebtedness of the Borrower (which may be guaranteed by the Guarantors) (a) that is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Secured Obligations and/or any other Indebtedness permitted hereunder which is pari passu in right of payment and security with the Secured Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) that meets the Permitted Junior Debt Conditions and (c) in respect of which the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower (which may be guaranteed on a subordinated basis by the Guarantors) that (i) is expressly subordinated to the prior payment in full in cash of the Obligations and (ii) meets the Permitted Junior Debt Conditions. For the avoidance of doubt, Disqualified Equity Interests shall not constitute Permitted Subordinated Indebtedness.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Borrower (which may be guaranteed by the Guarantors) that (a) meets the Permitted Junior Debt Conditions or (b) is Permitted Subordinated Indebtedness. For the avoidance of doubt, Disqualified Equity Interests shall not constitute Permitted Unsecured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which the Borrower or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt Instruments” has the meaning specified in the Guaranty and Security Agreement.

“Pledged Equity Interests” has the meaning specified in the Guaranty and Security Agreement.

“Prepayment Notice” has the meaning specified in Section 2.05(a), which shall be substantially in the form of Exhibit A-2.

“primary obligor” has the meaning specified in the definition of “Guarantee”.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Wells Fargo Bank, National Association in connection with extensions of credit to debtors).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating the financial covenants set forth in Section 7.10, the Total Gross Leverage Ratio or the Total Leverage Ratio or any other financial ratio or test, such calculation shall be made in accordance with Section 1.04 hereof.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities (or in the case of any New Term Lender under any New Term Loan Facility under which New Term Loans have been made, the Outstanding Amount of such Lender’s New Term Loans under such Facility) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities (or in the case of any New Term Loan Facility under which New Term Loans have been made, the Outstanding Amount of all New Term Loans under such Facility) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Public Company Costs” means charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar applicable Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, charges relating to investor relations (including investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and legal and other professional fees associated with becoming or being a public company.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Refinance” has the meaning specified in Section 2.16(a).

“Refinancing” means the repayment in full of the Existing First Lien Credit Agreement and the Existing Second Lien Credit Agreement with the proceeds of the Loans to be made hereunder on the Closing Date and the proceeds of the Initial Public Offering, and the termination and release of all commitments, security interests and guarantees in connection therewith.

“Refinancing Effective Date” has the meaning specified in Section 2.16(a).

“Refinancing Term Lender” has the meaning specified in Section 2.16(a).

“Refinancing Term Loan Amendment” has the meaning specified in Section 2.16(a).

“Refinancing Term Loan Series” has the meaning specified in Section 2.16(a).

“Refinancing Term Loans” has the meaning specified in Section 2.16(a).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement among Fogo de Chao, Inc., THL Investors (as defined therein), Management Stockholders (as defined therein) and other investors named therein and the other parties thereto, dated on or about the date of the Initial Public Offering, as the same may be amended, restated, amended and restated, supplemented or otherwise modified.

“Related Indemnitee” has the meaning specified in Section 10.05.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any structure or facility.

“Replacement Revolving Commitment Series” has the meaning specified in Section 2.16(b).

“Replacement Revolving Credit Amendment” has the meaning specified in Section 2.16(b).

“Replacement Revolving Credit Commitments” has the meaning specified in Section 2.16(b).

“Replacement Revolving Credit Effective Date” has the meaning specified in Section 2.16(b).

“Replacement Revolving Lender” has the meaning specified in Section 2.16(b).

“Replacement Revolving Loans” has the meaning specified in Section 2.16(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived with respect to a Pension Plan.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of New Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Request and Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused New Term Commitments (if any) and (c) aggregate unused Revolving Credit Commitments; provided that the unused New Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer, assistant treasurer, controller or other similar officer of a Loan Party or, in the case of any Foreign Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Borrower.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Class and Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Aggregate Commitments of all Revolving Credit Lenders in respect of the Revolving Credit Facility shall be $250,000,000 as of the Effective Date. For the avoidance of doubt, any New Revolving Credit Commitments, any Replacement Revolving Credit Commitments and any Extended Revolving Credit Commitments shall constitute Revolving Credit Commitments.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment Fee Rate” means 0.30% on the daily unused portion of the commitments of non-Defaulting Lenders; provided that, following delivery of financial statements on or before the date on which financial statements are required to be delivered pursuant to Section 6.01(b) for the first full Fiscal Quarter ending after the Closing Date, the “Revolving Credit Commitment Fee Rate” shall be the applicable rate per annum, based upon the Total Rent Adjusted Leverage Ratio, as set forth below:

Pricing Level	Total Rent Adjusted Leverage Ratio	Revolving Credit Commitment Fee
I	Less than 3.25:1.00	0.20%

II	Greater than or equal to 3.25:1.00 but less than 3.75:1.00	0.25%

III	Greater than or equal to 3.75:1.00 but less than 4.25:1.00	0.30%

IV	Greater than or equal to 4.25:1.00 but less than 4.75:1.00	0.35%

V	Greater than or equal to 4.75:1.00	0.40%

Any increase or decrease in the Revolving Credit Commitment Fee Rate with respect to the Loans resulting from a change in the Total Rent Adjusted Leverage Ratio shall become effective as of the first Business Day immediately following the date financial statements are required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) following the completion of the first full fiscal quarter ending after the Closing Date; provided, however, that if financial statements are not delivered when due in accordance with such Sections, then Pricing Level V shall apply in respect of the Facilities as of the first Business Day after the date on which financial statements pursuant to Section 6.01(a) or Section 6.01(b) were required to have been delivered and shall remain in effect until the date on which such financial statements are so delivered.

“Revolving Credit Commitment Period” means, (a) with respect to the original Revolving Credit Facility entered into on the Effective Date, the period from and including the Closing Date to but not including the Maturity Date of such Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein and (b) with respect to any other Revolving Credit Facility established hereunder, the period from and including the date that such Revolving Credit Facility is established to but not including the Maturity Date of such Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments of a given Class at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or a Revolving Credit Loan at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01, together with any New Revolving Credit Loans, Replacement Revolving Loans and Extended Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or Article 7 that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Hedge Obligations” means the obligations of any Loan Party arising under any Secured Hedge Agreement including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Obligations” means (a) all Obligations, (b) all Secured Hedge Obligations (other than an Excluded Swap Obligation) and (c) all Cash Management Obligations, including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“Secured Parties” means, collectively, the Administrative Agent, the L/C Issuers, the Lenders, the Hedge Banks, Lenders or Affiliates of Lenders under Cash Management Obligations of a Loan Party, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the sum of the debts (including contingent liabilities) of such Person does not exceed the present fair saleable value of the present assets of such Person, (b) the capital of such Person is not unreasonably small in relation to the business of such Person contemplated as of the date of determination and (c) such Person does not intend to incur, or believe that it will incur debts (including current obligations and contingent liabilities) beyond its ability to pay such debts as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(h).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (b) each other Restricted Subsidiary of the Borrower that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g) and that, when such Restricted Subsidiary’s Total Assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Restricted Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g), would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means (a) any Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any business unit, line of business or division of the Borrower or any of its Restricted Subsidiaries, (b) any Permitted Acquisition, (c) any Investment that results in a Person becoming a Restricted Subsidiary of the Borrower, (d) any designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.15 or (e) the proposed incurrence, retirement or repayment of Indebtedness or making of a Restricted Payment or payment in respect of a Junior Financing in respect of which compliance with the financial covenants set forth in Section 7.10 or any other financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor” means, collectively, THL and its Affiliates and associated funds (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is a wholly-owned Subsidiary of the Borrower other than any Excluded Subsidiary.

“Successor Holdings” has the meaning specified in Section 7.14.

“Supplemental Administrative Agent” has the meaning specified in Section 9.10 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo Bank, National Association, acting through one of its affiliates or branches, in its capacity as provider of Swing Line Loans, or any successor Swing Line Lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means $10,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agents” means JPMorgan Chase Bank, N.A. and Bank of America, N.A. in their respective capacities as co-syndication agents for the Facilities.

“Tax Return” means all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes in connection with the determination, assessment or collection of any Tax or Taxes.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, and all liabilities to any Governmental Authority (including interest, penalties or additions to tax) with respect to the foregoing.

“Termination Date” has the meaning specified in Section 9.08(a).

“Test Period” means a period of four (4) consecutive fiscal quarters most recently ended for which annual or quarterly financial statements have been delivered hereunder.

“THL” means Thomas H. Lee Partners L.P.

“Threshold Amount” means $9,000,000.

“Ticking Fee” has the meaning specified in Section 2.09(c).

“Ticking Fee Payment Date” has the meaning specified in Section 2.09(c).

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the financial statements delivered to the Arrangers on or prior to the Closing Date.

“Total Leverage Ratio” means as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Total Gross Leverage Ratio” means, as of the most recently ended calendar month prior to the Closing Date for which monthly financial statements have been delivered to the Arrangers, for the twelve month period ending on such date, the ratio of (a) Consolidated Total Debt as of the last day of such twelve month period, but without giving effect to the netting of cash pursuant to the definition thereof, to (b) Consolidated EBITDA for such twelve month period, in each case for the Borrower and its Restricted Subsidiaries.

“Total Rent Adjusted Leverage Ratio” means as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) the sum of (i) Consolidated Total Debt as of the last day of such Test Period and (ii) an amount equal to the product of eight (8) multiplied by Consolidated Rental Expense for such Test Period to (b) Consolidated EBITDAR for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement among the Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date.

“tranche” shall have the meaning assigned to such term in Section 2.15(a).

“Transaction Expenses” means the fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries, Holdings or any direct or indirect parent thereof in connection with the Transactions.

“Transactions” means, collectively, (a) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to (i) in the case of this Agreement, the Effective Date and (ii) in the case of each other Loan Document, the Closing Date, (b) the making of the initial Borrowings hereunder and the issuance of the initial Letters of Credit hereunder, in each case on the Closing Date, (c) the use of the proceeds of such initial Borrowings, (d) the consummation of the Initial Public Offering, (e) the consummation of the Refinancing, (f) any other transactions in connection with the foregoing (excluding for the avoidance of doubt any refinancing or replacement of any Indebtedness referred to in clause (b) of this definition) and (g) the payment of Transaction Expenses.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to the Swing Line Lender, the aggregate amount, if any, of participations in respect of any outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(b) and (c) with respect to the L/C Issuers, the aggregate amount of L/C Borrowings.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“unreallocated portion” has the meaning specified in Section 2.17(a)(ii).

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of the Borrower designated by the board of directors (or equivalent governing body) of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the Effective Date and (c) any Subsidiary of the Borrower set forth on Schedule 5.11 on the Effective Date or on any amendments thereto on the Closing Date.

“US Lender” has the meaning specified in Section 10.15(c).

“USPTO” means the U.S. Patent and Trademark Office.

“US Tax Certificate” has the meaning set forth in Section 10.15(a)(i).

“Voting Stock” of any Person means the Equity Interests of such Person having ordinary power to vote in the election of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Equity Interests (other than directors qualifying shares) of such Subsidiary is owned, directly or indirectly, by such Person.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(i) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(ii) The term “including” is by way of example and not limitation.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error.

(f) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination.

(g) The term “parent company” means, with respect to any Person, the Person that owns all of the Equity Interests of such Person.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount (or the accreted value thereof in the case of Indebtedness issued at a discount) thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP (including conversion to IFRS as described below) or the application thereof would affect the computation of any covenant (including the computation of any financial covenant) set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such covenant (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP (or application thereof) (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided, that, until so amended, (i) such covenant, financial ratio basket or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP (or application thereof). If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under U.S. generally accepted accounting principles).

(c) Notwithstanding the foregoing, Capitalized Lease Obligations shall be excluded (i) for purposes of calculating the Total Rent Adjusted Leverage Ratio, the Total Leverage Ratio, the Consolidated Interest Coverage Ratio, and the Total Gross Leverage Ratio, Consolidated Interest Expense and Consolidated Total Debt, (ii) for purposes of Section 7.03 and (iii) for purposes of Section 7.02, in each case, to the extent such Capitalized Lease Obligations would have been characterized as operating leases in accordance with GAAP as of the Effective Date.

Section 1.04 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Total Leverage Ratio, the Total Rent Adjusted Leverage Ratio, the Total Gross Leverage Ratio, the Consolidated Interest Coverage Ratio and the amount of Total Assets) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04.

(b) In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and the commitments in respect thereof have been terminated) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made by the Borrower or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period and Total Assets shall be calculated after giving effect thereto. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided, that, (i) such amounts are reasonably identifiable, and factually supportable, are projected by the Borrower in good faith to result from actions either taken or expected to be taken within twelve (12) months after the end of such Test Period in which such Specified Transaction occurred and, in each case, certified by the chief financial officer or treasurer of the Borrower, (ii) no amounts shall be added pursuant to this Section 1.04(d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the final sentence of the definition of Consolidated EBITDA.

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(f) Notwithstanding the foregoing, when calculating the Total Rent Adjusted Leverage Ratio and the Consolidated Interest Coverage Ratio for purposes of actual compliance with Section 7.10 as of the end of any Test Period, the events described in Sections 1.04(b), (c) and (d) above that occurred subsequent to the end of the Test Period shall not be given pro forma effect.

(g) (i) Any pro forma calculation required at any time prior to June 30, 2015, shall be made assuming that compliance with the Total Rent Adjusted Leverage Ratio and Consolidated Interest Coverage Ratio set forth in Section 7.10 for the Test Period ending on June 30, 2015, is required with respect to the most recent Test Period prior to such time and (ii) for the purposes of any calculation of Consolidated EBITDA, Consolidated EBITDAR, Consolidated Interest Expense, Consolidated Interest Coverage Ratio, Consolidated Net Income, Consolidated Rental Expense, Consolidated Total Debt, Total Assets, Total Leverage Ratio, Total Gross Leverage Ratio or Total Rent Adjusted Leverage Ratio, for any of the events described above that occur prior to the date on which financial statements have been delivered for the fiscal quarter ended on or about June 30, 2015, such calculation shall be made on a “Pro Forma Basis” and references herein to financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b) shall be deemed to be a reference to the financial statements with respect to the Borrower for the fiscal quarter ended on or about March 31, 2015.

Section 1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five (5)).

Section 1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans in Dollars to the Borrower (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day during the applicable Revolving Credit Commitment Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit

Borrowing the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of New Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable delivery to the Administrative Agent of a Loan Notice (which may be given by telephone as provided below), appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Administrative Agent (i) not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans or (ii) not later than 12:00 p.m. (noon) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice delivered pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c)(i) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing of New Term Loans, a Revolving Credit Borrowing, a Borrowing of Refinancing Term Loans, a Borrowing of Replacement Revolving Loans, a conversion of New Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing New Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the Borrower to be credited with the proceeds of such Borrowing. If the Borrower fails to specify a Type of Loan in a Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable New Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (with respect to Eurodollar Rate Loans) or 2:00 p.m. (with respect to Base

Rate Loans) on the Business Day specified in the applicable Loan Notice. Subject to the terms and conditions hereof, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) A Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Required Lenders, upon written notice to the Borrower, may require that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each of the L/C Issuers agree, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in an aggregate face value not to exceed such L/C Issuer’s L/C Commitment, denominated in Dollars for the account of the Borrower (or any Restricted Subsidiary so long as the Borrower is a joint and several co-applicant, and references to the “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any such Restricted Subsidiary; provided that the L/C Issuers shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment, (y) the

Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit or (z) the Outstanding Amount of the L/C Obligations attributable to Letters of Credit issued by such L/C Issuer would exceed such L/C Issuer’s L/C Commitment. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed, and the Borrower may request that any given L/C Issuer issue a Letter of Credit.

(ii) The L/C Issuers shall be under no obligation to issue any Letter of Credit if:

(A) such Letter of Credit is to be denominated in a currency other than U.S. Dollars;

(B) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount less than $5,000;

(C) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(D) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve (12) months after the date of issuance or last renewal;

(E) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either (1) all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and no Revolving Credit Lender shall be required to participate in any such Letter of Credit issued without such approval or (2) such Letter of Credit is Cash Collateralized in a manner consistent with the provisions of clause (g) below) or backstopped by a letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer in its sole discretion;

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(G) the issuance of such Letter of Credit would violate any Laws or one or more policies of the applicable L/C Issuer applicable to letters of credit generally, as certified in writing by the applicable L/C Issuer; or

(H) any Revolving Credit Lender is a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including, first by reallocating such participations in accordance with Section 2.17(a) and, thereafter, by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to such L/C Issuer to support, each such Defaulting Lender’s Pro Rata Share of the L/C Obligations.

(iii) The L/C Issuers shall be under no obligation to amend any Letter of Credit if (A) the applicable L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) Letters of credit outstanding under the Existing First Lien Credit Agreement on the Closing Date, including those set forth on Schedule 2.03, shall be deemed issued under the Revolving Credit Facility on the Closing Date to the extent the applicable letter of credit issuer under such facility is an L/C Issuer under the Revolving Credit Facility.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Request and Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Request and Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 12:00 noon at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably request.

(ii) Promptly after receipt of any L/C Request and Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such L/C Request and Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than the date specified in such Letter of Credit (the “Nonrenewal Notice Date”). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(i) or (ii)), or (B) it has received notice (which shall be in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof (the date of notice, the “Honor Date”). Not later than 2:00 p.m. on the second Business Day after the Honor Date, the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Borrower prior to 10:00 a.m. on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on or prior to 2:00 p.m. on the third Business Day after the Honor Date and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the second or third Business Day after the Honor Date, as applicable, in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a)

for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.03 (other than the delivery of a Loan Notice). Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) shall be in writing.

(ii) Each Revolving Credit Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuers for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that the foregoing shall not excuse the L/C Issuers from liability to the Borrower to the extent of any direct damages (as opposed to special, punitive, indirect, exemplary or consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the applicable L/C Issuer’s gross negligence, bad faith or willful misconduct or material breach of its obligations when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof in each case as determined by a court of competent jurisdiction in a final, non-appealable judgment. The Borrower shall promptly examine a copy of each Letter of Credit issued for its account or the account of any of its Restricted Subsidiaries as provided for herein and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuers. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, L/C Request or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the applicable L/C Issuer, and the applicable L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, punitive, indirect, consequential or exemplary, damages suffered by the Borrower that a court of competent jurisdiction determines in a final, non-appealable judgment were caused by such L/C Issuer’s willful misconduct, bad faith or gross negligence or material breach of its obligations or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.03 to a Revolving Credit Borrowing cannot then be met or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 103%, in each case of the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back-to-back letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance reasonably satisfactory to the applicable L/C Issuer in its sole discretion. Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement. For purposes hereof, “Cash Collateralize” means (A) in the case of clause (ii) above, pledge and deposit with or deliver to the applicable L/C Issuer, as collateral for the L/C Obligations and (B) in all other cases to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to such L/C Issuer and, in the case of clause (B), the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which are under the control (within the meaning of Section 9-104 of the Uniform Commercial Code), of the applicable L/C Issuer and, in the case of clause (B), in a Cash Collateral Account. If at any time the applicable L/C Issuer or, in the case of clause (B), the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than such L/C Issuer or Administrative Agent, as applicable, or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this Section 2.03(g), the Borrower will, forthwith upon demand by such L/C Issuer and, in the case of clause (B), the Administrative Agent, pay to such L/C Issuer or the Administrative Agent, as applicable, as additional funds to be deposited and held in the deposit accounts designated by such L/C Issuer and, in the case of clause (B), the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 103%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that such L/C Issuer and, in the case of clause (B), the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer. To the extent the amount of any Cash Collateral exceeds 100% or 103%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance) at the time of issuance shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed from the date of issuance thereof on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date and thereafter on demand.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any L/C Request or Letter of Credit Application, the terms of this Agreement shall control.

(l) Provisions Related to Maturing Revolving Credit Commitments. If the Maturity Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the relevant Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the Maturity Date of any tranche of Revolving Credit Commitments, if not previously determined the sublimit for Letters of Credit shall be agreed with the Administrative Agent under the extended tranches and the L/C Commitments of each L/C Issuer shall be agreed with such L/C Issuer.

The L/C Issuers shall have no obligation to issue a Letter of Credit with an expiration date beyond the Letter of Credit Termination Date unless it is satisfied there will be sufficient available Revolving Credit Commitments (or backstopping arrangements reasonably satisfactory to the applicable L/C Issuer have been made) to cover its exposure in respect thereof.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in respect of the original Revolving Credit Facility entered into on the Effective Date (or during the Revolving Commitment Period in respect of any other Revolving Credit Facility established hereunder in respect of which the Swing Line Lender has agreed to act as Swing Line Lender) in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share and the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone as provided below. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (which may be given by telephone as provided below) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Borrower to be credited with the proceeds of such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the

Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless participations therein are reallocated in accordance with Section 2.17(a) or the Swing Line Lender has otherwise entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Each such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.03. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in such Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Maturing Revolving Credit Commitments. If the Maturity Date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(l)), (i) there shall exist one or more tranches of sufficient unutilized Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant to such Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date and (ii) the Swing Line Lender has agreed, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and the same shall be deemed to have been incurred solely pursuant to the relevant Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent (a “Prepayment Notice”), at any time or from time to time voluntarily prepay one or more Classes or tranches of Loans made to the Borrower, in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Administrative Agent not later than 12:00 p.m., (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, and, in the case of a prepayment of a Eurodollar Rate Loan, together with any additional amounts required pursuant to Section 3.05. Each prepayment made by the Borrower shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from (A) a refinancing of all of the Facilities, (B) issuance of New Term Loans and/or New Revolving Credit Commitments, which refinancing or issuance shall not be consummated or shall otherwise be delayed or (C) the refinancing of all or a portion of the Facilities pursuant to a Permitted Refinancing, which refinancing shall not be consummated or shall otherwise be delayed.

(b) Mandatory.

(i) If for any reason the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Revolving Credit Commitments then in effect.

(ii) Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made in connection with any New Term Loans and/or Refinancing Term Loan other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days’ prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Commitments of any Class and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments (after giving effect to any reallocations pursuant to Sections 2.14, 2.15 or 2.16), such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower or as required by the preceding sentence. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from the issuance of New Term Loans and/or New Revolving Credit Commitments or a refinancing of all of the Facilities, which issuance or refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Revolving Credit Commitment of each Revolving Credit Lender of a given Class shall be automatically and permanently reduced to $0 on the Maturity Date of the Revolving Credit Facility associated with such Class of Revolving Credit Commitments (as it may be extended in accordance with Section 2.15).

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced except as otherwise provided in this Agreement (including the termination of the Commitment of any Lender as provided in Section 2.17 or Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

(d) Closing Date. If the Closing Date does not occur on or prior to the Commitment Termination Date, the Revolving Credit Commitments shall immediately and automatically terminate.

Section 2.07 Repayment of Loans.

(a) New Term Loans. In the event any New Term Loans are made, such New Term Loans shall be repaid in installments as set forth in the applicable Incremental Facility Agreement.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date for the relevant Class of Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay the aggregate principal amount of all of its Swing Line Loans on the date that is five (5) Business Days prior to the Maturity Date of the applicable Class of Revolving Credit Commitments, subject to Section 2.04(g). In addition, the Borrower shall repay to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of the Latest Maturity Date of the Revolving Credit Commitments (or such earlier Maturity Date on which the Revolving Credit Commitment of the Swing Line Lender terminates) and the first date after such Swing Line Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swing Line Loan is made; provided that on each date that a Revolving Credit Loan is borrowed, the Borrower shall repay all Swing Line Loans then outstanding.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) While any Event of Default set forth in Section 8.01(a) exists with respect to the payment of any principal, reimbursement obligations in respect of Unreimbursed Amounts, interest or fees, the Borrower shall pay interest on all such overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Section 2.03(i) and Section 2.03(j):

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Revolving Credit Commitment Fee Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans (other than Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations. The Revolving Credit Commitment Fees shall accrue at all times from the Closing Date until the Maturity Date of the applicable Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the applicable Revolving Credit Facility. The Revolving Credit Commitment Fees shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable (unless otherwise agreed by such Agent) for any reason whatsoever.

(c) Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a ticking fee of 0.30% per annum on the Revolving Credit Commitments of such Revolving Credit Lender (the “Ticking Fee”), in effect from and including July 1, 2015 to but excluding the earlier of (x) the Closing Date and (y) the Commitment Termination Date (such earlier date, the “Ticking Fee Payment Date”). The Ticking Fee shall be due and payable in full on the Ticking Fee Payment Date.

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred and sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with Section 10.07(c), acting as a non-fiduciary agent solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) Except as otherwise required by applicable Law, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) [Reserved].

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any Default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts then due and payable to the

Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in clauses First through Last of Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise, and other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 2.14, Section 2.15, Section 2.16 or Section 10.01) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records and maintain entries in the Register (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Facilities.

(a) At any time or from time to time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (i) prior to the Latest Maturity Date of any Revolving Credit Facility, (A) one or more increases to the existing Revolving Credit Commitments and/or (B) the establishment of one or more new revolving credit commitments (any such increase or new commitment, the “New Revolving Credit Commitments”) and/or (ii) the establishment of one or more term loan commitments (the “New Term Commitments”). Each New Revolving Credit Commitment and New

Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 individually and integral multiples of $1,000,000 in excess of that amount (or such lesser amount which shall be approved by Administrative Agent or such lesser amount if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of the New Revolving Credit Commitments and New Term Commitments shall not exceed the Incremental Cap plus, (1) in the case of a New Revolving Credit Commitment or New Term Commitment that serves to effectively extend the maturity of any Revolving Credit Facility or New Term Loan Facility, an additional amount of New Revolving Credit Commitments or New Term Commitments equal to the Revolving Credit Commitments or New Term Loans under the Revolving Credit Facility or New Term Loan Facility, respectively, to be replaced with such New Revolving Credit Commitment or New Term Commitment, as applicable, (2) in the case of a New Revolving Commitment or New Term Commitment that effectively replaces any Revolving Credit Commitment simultaneously terminated or New Term Loan simultaneously repaid pursuant to Section 3.07, an additional amount of New Revolving Credit Commitments or New Term Commitments equal to the Revolving Credit Commitments or New Term Loans under the Revolving Credit Facility or New Term Loan Facility to be replaced with such New Revolving Credit Commitment or New Term Loan and (3) the amount of any voluntary prepayments of the Loans (other than Swing Line Loans) (in the case of any prepayment of Revolving Credit Loans and/or New Revolving Loans, to the extent accompanied by a corresponding permanent reduction in the relevant Revolving Credit Commitment) other than any such voluntary prepayment financed with the proceeds of long-term Indebtedness. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as shall be reasonably acceptable to the Administrative Agent) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom the Borrower proposes any portion of such New Revolving Credit Commitments or New Term Commitments, as applicable, be allocated and the amounts of such allocations; provided that (x) any Lender approached to provide all or a portion of the New Revolving Credit Commitments or New Term Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or a New Term Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any New Revolving Credit Commitment or New Term Commitment) and (y) the Administrative Agent, the L/C Issuers and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to such Person’s providing such New Revolving Credit Commitments or New Term Commitments if such consent would be required under Section 10.07 for an assignment of Loans or Commitments to such Person. Such New Revolving Credit Commitments or New Term Commitments shall become effective as of such Increased Amount Date; provided that (1) except, in the case of any New Term Commitment, as otherwise agreed by the New Term Lenders providing such New Term Commitments, no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such New Revolving Credit Commitments or New Term Commitments, as applicable, (2) after giving effect to the making of any New Term Loans or effectiveness of New Revolving Credit Commitments, the conditions set forth in Sections 4.03(a) (except, in the case of any New Term Commitment, as otherwise agreed by the New Term Lenders providing such New Term Commitments) and 4.03(c) shall be satisfied, (3) the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Section 7.10 after giving Pro Forma Effect to such New Revolving Credit Commitments or New Term Loans (and with respect to any New Revolving Credit Commitment or New Term Commitment, assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment or New Term Commitment) but without netting the cash proceeds of any borrowing (or deemed borrowing) under any New Revolving Credit Commitment or New Term Commitment, as applicable, (4) the New

Revolving Credit Commitments or New Term Commitments, as applicable, shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by the Borrower, the New Revolving Credit Lenders or New Term Lenders, as applicable, and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Credit Lender and New Term Lender shall be subject to the requirements set forth in Section 10.15, (5) the Borrower shall make any payments required pursuant to Section 3.05 in connection with the New Revolving Credit Commitments or New Term Commitments, if applicable, and (6) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which New Revolving Credit Commitments are effected through an increase to any existing Class of Revolving Credit Commitments, subject to the satisfaction of the foregoing terms and conditions, (a) each of the relevant Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the relevant Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans attributable to such Class of Revolving Credit Commitments outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by such existing Revolving Credit Lenders and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to such Class of Revolving Credit Commitments, (b) each such New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment of such Class and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan of such Class and (c) each New Revolving Credit Lender shall become a Lender with respect to such New Revolving Credit Commitment and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Any New Term Loans or New Revolving Credit Loans effected through the establishment of one or more new revolving credit commitments or term loan commitments made on an Increased Amount Date shall be designated as a separate Class of New Term Loans or New Revolving Credit Loans, as applicable, for all purposes of this Agreement. On any Increased Amount Date on which any New Term Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such Class shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such Class (it being understood that any New Term Loan Facility may provide for delayed draw term loans to be made at a later date) and (ii) each New Term Lender of such Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term Loans of such Class made pursuant thereto. On any Increased Amount Date on which any New Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments, subject to the satisfaction of the foregoing terms and conditions, (i) each New Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, a “New Revolving Credit Loan”) in an amount equal to its New Revolving Credit Commitment of such Class and (ii) each New Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the New Revolving Credit Commitment of such Class and the New Revolving Credit Loans of such Class made pursuant thereto.

(d) The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (x) the Class of New Revolving Credit Commitments and the New Revolving Credit Lenders of such Class or the Class of New Term

Commitments and the New Term Lenders of such Class, as applicable, and (y) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by Section 2.14(b).

(e) The terms and provisions of the New Term Loans and New Term Commitments or the New Revolving Credit Loans and New Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the New Term Lenders or New Revolving Credit Lenders, as applicable, providing such New Term Loans and New Term Commitments or such New Revolving Credit Loans and New Revolving Credit Commitments; provided that:

(i) (x) the Maturity Date of any Class of New Term Loans shall be no earlier than the later of (1) one year following the Latest Maturity Date of any Revolving Credit Loans at the time such Class of New Term Loans is established and (2) the Latest Maturity Date of any then outstanding New Term Loans and (y) the Weighted Average Life to Maturity of all New Term Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of any then outstanding New Term Loans (except by virtue of amortization or prepayment of any then outstanding New Term Loans prior to the time of such incurrence); provided that any such New Term Loans may amortize at a rate not to exceed 10.00% per annum, payable quarterly;

(ii) the Maturity Date of any Class of New Revolving Credit Commitments and New Revolving Credit Loans shall be no earlier than the Latest Maturity Date of the other then outstanding Revolving Credit Commitments and will require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of any then outstanding Revolving Credit Commitments;

(iii) all material terms of any New Revolving Credit Commitments and New Revolving Credit Loans applicable prior to the Latest Maturity Date of any then outstanding Revolving Credit Commitments shall be substantially identical to the existing Revolving Credit Commitments and Revolving Credit Loans other than as set forth in Section 2.14(e)(ii) or otherwise reasonably acceptable to the Administrative Agent; provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A) the borrowing and repayment of Loans with respect to New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments (except for (1) payments of fees (other than in respect of undrawn commitments) at different rates on New Revolving Credit Commitments, (2) repayments required upon the Maturity Date of any original Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (C) below)),

(B) subject to the provisions of Section 2.03(l) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Revolving Credit Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments,

(C) the permanent repayment of Revolving Credit Loans with respect to, and termination of, New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such Class on better than a pro rata basis as compared to any other Class with a later Maturity Date than such Class;

(D) assignments and participations of New Revolving Credit Commitments and New Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to the other Revolving Credit Commitments and Revolving Credit Loans; and

(E) if the interest rate, or the commitment fee on the undrawn portion, of such New Revolving Credit Loans or New Revolving Credit Commitments exceeds that of the then outstanding Revolving Credit Loans or Revolving Credit Commitments, as applicable, then the interest rate (including with respect to Revolving Credit Loans then outstanding), or the commitment fee with respect to the then outstanding Revolving Credit Commitments, as applicable, will be increased to equal that of the New Revolving Credit Loans or New Revolving Credit Commitments, as applicable;

(iv) any New Revolving Credit Commitments may constitute the same or a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Credit Commitments prior to the Increased Amount Date; provided (A) notwithstanding the foregoing, all terms of any New Revolving Credit Commitments or New Revolving Credit Loans that are added to an existing Class of Revolving Credit Commitments or Revolving Credit Loans shall be identical to the terms of such existing Class and (B) at no time shall there be Revolving Credit Commitments hereunder (including New Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three (3) different Maturity Dates;

(v) all material terms of any New Term Loans applicable prior to the Latest Maturity Date of any then outstanding Revolving Credit Commitments shall be substantially identical to the existing Revolving Credit Commitments and Revolving Credit Loans (or, if applicable, any then outstanding New Term Loans) other than as set forth in Section 2.14(e)(i) or otherwise reasonably acceptable to the Administrative Agent (it being understood that such terms shall be acceptable if the then outstanding Revolving Credit Commitment and Revolving Credit Loans (and, if applicable, any then outstanding New Term Loans) also receive the benefit of any terms that are more favorable to the New Term Lenders); provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A) the New Term Loans (x) may contain mandatory prepayment provisions in respect of asset sales and casualty events, excess cash flow and the incurrence of indebtedness as determined by the Borrower and the lender(s) providing such New Term Loans; provided that such provisions shall (A) be substantially identical to the provisions applicable to any then outstanding New Term Loans and (B) provide for the application of such amounts to prepay outstanding New Term Loans prior to application to the Revolving Credit Facilities and (y) shall share ratably in right of such mandatory prepayments with any then outstanding New Term Loans; provided that such New Term Loans may, as the Borrower and the New Term Lenders may determine in their sole discretion, be afforded lesser payments;

(B) the yield applicable to the New Term Loans of each Class shall be determined by the Borrower and the New Term Lenders and shall be set forth in each applicable Incremental Facility Agreement; provided, however, in the case of any New Term Loans that are secured equally and ratably with any then outstanding New Term Loans, that the yield applicable to such New Term Loans (after giving effect to all margin, interest rate floors, upfront fees or original issue discount payable (based on a four (4)-year average life to maturity or, if less, the remaining life to maturity) with respect to such New Term Loans) shall not be greater than the yield with respect to any then outstanding New Term Loans (including any margin, interest rate floors, upfront fees or original issue discount paid and payable (based on a four (4)-year average life to maturity or, if less, the remaining life to maturity) to the Lenders hereunder), plus 50 basis points per annum, unless the interest rate with respect to the then outstanding New Term is increased so as to cause the then applicable yield on the then outstanding New Term Loans (including any margin, interest rate floors, upfront fees or original issue discount paid and payable (based on a four (4)-year average life to maturity or, if less, the remaining life to maturity) to the Lenders hereunder) to equal the yield then applicable to such New Term Loans minus 50 basis points (after giving effect to all margin, interest rate floors, upfront fees or original issue discount payable (based on a four (4)-year average life to maturity or, if less, the remaining life to maturity) with respect to such New Term Loans); provided that customary arrangement, commitment, structuring, underwriting and any amendment fees paid or payable to the Arrangers (or their respective affiliates) or one or more arrangers of New Term Loans under this Section 2.14 shall be excluded; provided, further, that if any New Term Loans include an interest rate floor greater than that applicable to any then outstanding New Term Loans, such excess amount shall be equated to interest margin to the extent an increase in any interest rate floor applicable to the then outstanding New Term Loans would cause an increase in the interest rate then in effect, and in such case the interest rate floor (but not the interest rate margin, other than as provided above) applicable to such outstanding New Term Loans shall be increased by such excess amount; and

(vi) the New Term Loans and/or New Revolving Credit Loans will rank pari passu in respect of security interests and right of payment with any then outstanding New Term Loans and existing Revolving Credit Loans; provided that such New Term Loans may be junior in respect of security interests or in right of payment with any then outstanding New Term Loans and existing Revolving Credit Loans to the extent that such New Term Loans are (A) subject to an intercreditor agreement and/or subordination agreement reasonably acceptable to the Administrative Agent and (B) incurred pursuant to documentation separate from this Agreement.

(f) Each Incremental Facility Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or advisable, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14 (including (x) the addition of mandatory prepayment provisions to Section 2.05 and (y) the addition of a “required revolving credit lender” voting mechanism and other similar provisions for the purpose of causing the financial covenants set forth in Section 7.10 of this Agreement to be for the benefit of the Revolving Credit Lenders only), and for the avoidance of doubt, this Section 2.14 shall supersede any provisions of Sections 2.05, 2.13 or 10.01 to the contrary.

(g) Subject to clause (e)(vii) above, the New Term Loans and the New Revolving Credit Loans and the New Term Commitments and the New Revolving Credit Commitments extended or established pursuant to this Section 2.14 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents to secure the Secured Obligations continues to be valid and perfected under the Uniform Commercial Code or otherwise after giving effect to the extension or establishment of any such New Term Loans and New Revolving Credit Loans or any such New Term Commitments and New Revolving Credit Commitments.

Section 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of any Class of New Term Loans with a like Maturity Date or any Class of Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such respective New Term Loans or Revolving Credit Commitments) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s New Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such New Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the fees (other than fees on undrawn amounts) payable in respect of such New Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s New Term Loans) (each, an “Extension”, and each group of New Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original New Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of New Term Loans from the tranche of New Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to fees (other than fees on undrawn amounts) and final Maturity Date (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”) and the related outstandings shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Revolving Credit Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and payments (except for (A) payments of fees (other than fees on undrawn amounts) at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of the non-extending tranche of Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments of the earliest maturity), of Revolving Credit Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(l) and 2.04(g) to the extent addressing Swing Line Loans and Letters of Credit which mature or expire after a Maturity Date when there exist Revolving Credit

Commitments with a longer Maturity Date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments, (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted, in its sole discretion, to permanently repay and terminate commitments of any such tranche on a greater than pro rata basis as compared to any other tranche with a later Maturity Date than such tranche, (4) assignments and participations of Extended Revolving Credit Commitments and the Revolving Credit Loans thereunder shall be governed by the same assignment and participation provisions applicable to the other Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any existing Revolving Credit Commitments) which have more than three (3) different maturity dates, (iii) except as to interest rates, fees, amortization, final Maturity Date, premium, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the New Term Loans of any New Term Lender that agrees to an Extension with respect to such New Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of New Term Loans subject to such Extension Offer, (iv) the final Maturity Date of any Extended Term Loans shall be no earlier than the Latest Maturity Date of the New Term Loans extended thereby, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the Weighted Average Life to Maturity of the New Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of New Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which New Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of New Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the New Term Loans or Revolving Credit Loans, as the case may be, of such New Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such New Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of New Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer (which shall be consistent with the foregoing provisions of this Section 2.15)) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.13 and 10.01) or any other Loan Document that may otherwise prohibit or conflict with any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its New Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the L/C Issuers and Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Secured Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or New Term Loans so extended and such technical amendments as may be necessary in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Credit Facility shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed by the Lenders to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the Facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16 Refinancing/Replacement Facilities.

(a) Refinancing Term Loans.

(i) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional Classes of term loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund (collectively, “Refinance”) one or more Classes of New Term Loans and/or Revolving Credit Commitments (and Revolving Credit Loans thereunder) under this Agreement; provided, that such Refinancing New Term Loans may not be in an amount greater than the New Term Loans and/or Revolving Credit Commitments being Refinanced plus unpaid accrued interest, fees, expenses and premium (if any) thereon and underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Class or Classes of New Term Loans being Refinanced and the Refinancing Term Loans shall not have a final maturity before the Maturity Date of the New Term Loans and/or the Maturity Date of the Revolving Credit Commitments being Refinanced;

(B) the Refinancing Term Loans shall have terms and conditions agreed to by the Borrower and the lenders providing such Refinancing Term Loans, but shall be substantially the same as (or, taken as a whole, no more favorable to, the lenders providing such Refinancing Term Loans than) those applicable to the then outstanding New Term Loans and/or Revolving Credit Commitments, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date;

(C) the proceeds of any Refinancing Term Loans shall be applied substantially concurrently with the incurrence thereof to the pro rata prepayment (and, as applicable, termination of Revolving Credit Commitments) of the Class or Classes of New Term Loans and/or Revolving Credit Commitments being Refinanced hereunder;

(D) the Refinancing Term Loan Amendment shall set forth the principal installment payment dates of the Refinancing Term Loans, which dates may be delayed to later dates than the corresponding scheduled principal installment payment dates of the New Term Loans being refinanced (with any such Refinancing of New Term Loans resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.07(a)); and

(E) the Loan Parties and the Administrative Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Secured Obligations and (ii) deliver such other documents and certificates as may be reasonably requested by the Administrative Agent.

(ii) The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement and the selection of Refinancing Term Lenders shall be subject to any consent that would be required pursuant to Section 10.07(b) hereof; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Refinancing Term Loan Series of Refinancing Term Loans made to the Borrower.

(iii) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (i) above. Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. The Administrative Agent shall be permitted, and is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing. Any Refinancing Term Loan made by a New Term Lender pursuant to a Refinancing Term Loan Amendment shall be deemed a “New Term Loan” for all purposes of this Agreement and each Lender with a Refinancing Term Loan shall become a Lender with respect to such Refinancing Term Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be New Term Loans (including Refinancing Term Loans and Extended Term Loans) which have more than five different scheduled final maturity dates or shall there be more than five different “New Term Loan Facilities”.

(b) Replacement Revolving Credit Commitments.

(i) The Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional revolving facilities providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”) which Refinances one or more Classes of Revolving Credit Commitments and/or New Term Loans under this Agreement; provided, that any such Replacement Revolving Credit Commitments may not be in an aggregate principal amount greater than the Revolving Credit Commitments and/or New Term Loans being Refinanced plus unpaid accrued interest, fees, expenses and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection with the Replacement Revolving Credit Commitments and/or Replacement Revolving Loans. Each such notice shall specify the date (each, a “Replacement Revolving Credit Effective Date”) on which the Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(A) no Replacement Revolving Credit Commitment shall have a scheduled principal installment payment date or Commitment reduction or termination date prior to the Maturity Date applicable to the Revolving Credit Commitments being Refinanced or the Maturity Date for such New Term Loans being Refinanced, as the case may be;

(B) the Replacement Revolving Credit Commitments shall have such interest rates, fees, discounts, premiums, optional prepayments and redemption terms as may be agreed among the Borrower and the Lenders providing such Replacement Revolving Credit Commitments (provided such prepayment and redemption shall be on a pro rata basis or less than pro rata basis with other then existing Classes of Revolving Credit Commitments requiring prepayments and/or redemptions);

(C) other than as provided in Section 2.16(b)(i)(B) above, Replacement Revolving Credit Commitments shall have terms and conditions agreed to by the Borrower and the lenders providing such Replacement Revolving Credit Commitments, but shall be substantially the same as (or, taken as a whole, no more favorable to, the lenders providing such Replacement Revolving Credit Commitments than) those applicable to the Revolving Credit Commitments then outstanding, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date;

(D) the proceeds of any Replacement Revolving Credit Commitments shall be applied substantially concurrently with the incurrence thereof to the pro rata prepayment and replacement (and termination of Revolving Credit Commitments) of the Class or Classes of New Term Loans and/or Revolving Credit Commitments being Refinanced hereunder; and

(E) the Loan Parties and the Administrative Agent shall (i) enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Credit Commitments and the Replacement Revolving Loans are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Secured Obligations and (ii) deliver such other documents and certificates as may be reasonably requested by the Administrative Agent.

(ii) The Borrower may approach any Lender or any other Person that would be an Eligible Assignee to provide all or a portion of the Replacement Revolving Credit Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment and the selection of Replacement Revolving Lenders shall be subject to any consent that would be required pursuant to Section 10.07(b) hereof. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Credit Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Replacement Revolving Credit Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series.

(iii) The Replacement Revolving Credit Commitments shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any replacement L/C Issuer and/or replacement Swing Line Lender thereunder (a “Replacement Revolving Credit Amendment”) which shall be consistent with the provisions set forth in paragraph (i) above. Each Replacement Revolving Credit Amendment shall be binding on the Lenders, the Administrative Agent, the Loan Parties party thereto and the other parties hereto. The Administrative Agent shall be permitted, and is hereby authorized to enter into such amendments with the Borrower to effect the foregoing. Any Replacement Revolving Credit Commitment (and the Loans made thereunder) made by a Replacement Revolving Lender pursuant to a Replacement Revolving Credit Amendment shall be deemed a “Revolving Credit Commitment” and “Revolving Credit Loan”, as applicable, for all purposes of this Agreement and each Lender with a Replacement Revolving Loan shall become a Lender with respect to such Replacement Revolving Loans and all matters relating thereto. Notwithstanding anything to the contrary herein, at no time shall there be Revolving Credit Loans or Revolving Credit Commitments (including Extended Revolving Credit Commitments, Replacement Revolving Loans, Replacement Revolving Credit Commitments, New Revolving Loans and New Revolving Credit Commitments) which have more than three (3) different scheduled final maturity dates or shall there be more than three different “Revolving Credit Facilities”.

(iv) On any Replacement Revolving Credit Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Credit Commitments of the same Class shall purchase from each of the other Lenders with Replacement Revolving Credit Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Revolving Loans under such Replacement Revolving Credit Commitments outstanding immediately prior to such Refinancing as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Class will be held by Replacement Revolving Lenders thereunder ratably in accordance with their Replacement Revolving Credit Percentages. Subject to the provisions of Section 2.03(l) to the extent relating to Letters of Credit which mature or expire after the Maturity Date of any then existing tranche of Revolving Credit Commitments but prior to the Maturity Date of any other then existing tranche of Revolving Credit Commitments, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments then in effect. Subject to the provisions of Section 2.04(g) to the extent relating to Swing Line Loans which mature after the Maturity Date of any then existing tranche of Revolving Credit Commitments but prior to the Maturity Date of any other then existing tranche of Revolving Credit Commitments, all Swing Line Loans shall be participated on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their percentage of the Revolving Credit Commitments then in effect.

Section 2.17 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) of such Defaulting Lender:

(i) the Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c), in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) cannot be so reallocated, whether by reason of the proviso in clause (i) above or otherwise, the Borrower will, not later than five (5) Business Days after demand by the Administrative Agent (at the direction of the applicable L/C Issuer and/or the Swing Line Lender, as the case may be), at its option, (1) Cash Collateralize the obligations of the Borrower to the applicable L/C Issuer and the Swing Line Lender in respect of such Letter of Credit participation pursuant to Section 2.03(c) and the Swing Line Loan participation pursuant to Section 2.04(c), as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03(c) and/or the Swing Line Loan participation pursuant to Section 2.04(c), (2) in the case of such Swing Line Loan participation pursuant to Section 2.04(c), prepay (subject to clause (iii) below) in full the unreallocated portion thereof or (3) make other arrangements reasonably satisfactory to the Administrative Agent, and to the applicable L/C Issuer and the Swing Line Lender, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.17(d)) the Termination Date and will be applied by the Administrative Agent, to the fullest extent permitted by Law, to the making of payments from time to time in the following order of priority: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement; second, to the payment of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lender (pro rata as to the respective amounts owing to each of them) under this Agreement; third, if such Defaulting Lender is a Revolving Credit Lender, to satisfy the obligations, if any, of such Revolving Credit Lender to make Revolving Credit Loans to the Borrower; fourth, to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them; fifth, to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them; sixth, to pay principal and unreimbursed payments made by the L/C Issuers pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them; seventh, to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders; eighth, on the Termination Date, to the payment of any amounts owing to the Borrower as a result of a final judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and ninth, after the Termination Date, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.03(i) or Section 2.09 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.17(a), the fees pursuant to Section 2.03(i) that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03(c) and Swing Line Loan participation pursuant to Section 2.04(c) cannot be so reallocated and is not Cash Collateralized, such fees will instead accrue for the benefit of and be payable to the L/C Issuers and the Swing Line Lender, as applicable, as their interests appear (and the pro rata payment provisions of Sections 2.12 and 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

(c) [Reserved].

(d) Cure. If the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.17(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit participations pursuant to Section 2.03(c) and Swing Line Loan participations pursuant to Section 2.04(c) of the Revolving Credit Lenders to be on a pro rata basis in accordance with their respective Revolving Credit Commitments, whereupon such Revolving Credit Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Commitments and Revolving Credit Loans of each Revolving Credit Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Unless otherwise required by any applicable Law, any and all payments by or on account of any Loan Party to or for the account of any Agent or any Lender (which term shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender) under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any Loan Party or other applicable withholding agent shall be required by any Law to withhold or deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) in the case of Non-Excluded Taxes or Other Taxes, the sum payable by or on account of the applicable Loan Party shall be increased as necessary so that after all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) the applicable withholding agent shall make such withholdings or deductions, (iii) the applicable withholding agent shall pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws and (iv) within thirty (30) days after the date of such payment, the applicable withholding agent (if it is not the Administrative Agent) shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower and the other Guarantors agree, jointly and severally, to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document but excluding any such Taxes imposed upon a voluntary transfer of an Obligation by a Lender, L/C Issuer or Swing Line Lender if such Taxes result from such Lender, L/C Issuer or Swing Line Lender being organized, resident or engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or any transactions or activities occurring pursuant thereto) in such jurisdiction (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

(c) The Borrower and the other Guarantors agree, jointly and severally, to indemnify each Agent and each Lender for the full amount of any Non-Excluded Taxes attributable to any sum payable under any Loan Document to any Agent or Lender and any Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01, and any such Non-Excluded Taxes or Other Taxes attributable to any payment made by or on account of any Guarantor) payable by such Agent or such Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The relevant Agent or Lender, as the case may be, shall provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor and submits the required written statement, but in no event earlier than ten (10) days before such Taxes are due and payable to the applicable Governmental Authority. If the Borrower reasonably believes that any Lender or Agent is entitled to receive a refund from the Governmental Authority to which such Non-Excluded Taxes or Other Taxes were paid in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to such Lender or Agent, as applicable, by any Loan Party pursuant to or in respect of this Section 3.01, the Borrower (on behalf of itself and on behalf of the other Loan Parties) may notify (in writing) such Lender or Agent, as applicable, of the availability of such refund. Upon receipt of such notice, such Lender or Agent, as applicable, shall promptly apply for such refund unless, in the good faith judgment of the Lender or Agent, as applicable, applying for such refund would cause such Lender or Agent, as applicable, to suffer any material economic, legal or regulatory disadvantage; provided that nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit (other than with respect to any decision to pursue such refund) nor oblige any Lender or Agent to disclose any information relating to its Tax affairs or any computations in respect thereof (other than to the relevant Governmental Authority) or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled. The Borrower shall reimburse such Lender or Agent, as applicable, for all reasonable and documented out-of-pocket expenses (including Taxes) of such Lender or Agent incurred in pursuing such refund. If such Lender or Agent, as applicable, receives any such refund, it shall be governed by Section 3.01(d).

(d) If any Lender or Agent determines in its sole discretion exercised in good faith that it has received a refund from the Governmental Authority to which such Non-Excluded Taxes or Other Taxes were paid (whether received in cash or as an overpayment applied to a future Tax payment) in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to or in respect of this Section 3.01, it shall promptly remit such refund (including any interest, but only to the extent included in such refund by the applicable Governmental Authority) to the Borrower, net of all reasonable and documented out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party and to pay, without duplication, any interest and penalties imposed by the relevant Governmental Authority in respect of such returned amount in the event such party is required to repay such refund to the relevant Governmental Authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Notwithstanding anything to the contrary in this Section 3.01(d), in no event will any Lender or Agent be required to pay any amount to any Loan Party pursuant to this Section 3.01(d) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax Returns (or other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of any Loan Party or Lender or the rights of the Lender or Loan Party pursuant to this Section 3.01.

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan (including, without limitation, by means of an Interpolated Rate), or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date such Lender becomes a party to this Agreement, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including any such increased costs or reduction in amount resulting from any Taxes (other than (A) any Excluded Taxes, (B) Other Taxes or (C) Taxes covered by Section 3.01(a) but excluding reserve requirements contemplated by Section 3.04(c)), then from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall, without duplication, pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the date such Lender becomes a party to this Agreement, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any Person controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and/or liquidity and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c).

(e) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are, in each case deemed to have been adopted and to have taken effect after the Effective Date.

Section 3.05 Funding Losses. Upon demand of any Lender from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of margin.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of such Lender submitted to the Borrower and its Restricted Subsidiaries (through the Administrative Agent) with respect to any amounts owing under this Section 3.05 shall be conclusive absent manifest error.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim and that such Lender has determined to request such compensation; provided that if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. For the avoidance of doubt, the term “Lender” in Section 3.01 and Section 3.04 includes each L/C Issuer and Swing Line Lender and each Lender as a participant in a Letter of Credit or Swing Line Loan.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.02 or 3.03 hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02 or Section 3.03 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02 or Section 3.03 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders of such Class of Loans are outstanding, such Lender’s Base Rate Loans of such Class of Loans shall be automatically converted irrespective of whether such conversion results in greater than six (6) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans of the applicable Class and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments in respect of such Class.

Section 3.07 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (x) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a) or (c) or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.03, (y) any Lender becomes a Defaulting Lender or (z) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree, (ii) in the case of any such assignment resulting from a claim for compensation under Section 3.01(a) or (c) or Section 3.04, such assignment will result in a reduction in such compensation or payments thereafter and (iii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid, and such Lender shall be deemed to have executed such Assignment and Assumption within one Business Day of a request that it do so in the event that it has failed to do so within such period, and such assignment shall be recorded in the Register. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 10.04 and Section 10.05 (and bound by the obligations set forth in Section 10.08) with respect to facts and circumstances occurring prior to the effective date of such assignment. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 3.07.

(c) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced in such capacity hereunder except in accordance with the terms of Section 9.06.

(d) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. The Borrower’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer and any Swing Line Lender) and the Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions to Effectiveness. The effectiveness of this Agreement and the Revolving Credit Commitment of each Lender hereunder is subject solely to the Administrative Agent’s receipt of executed counterparts of this Agreement, in the form of an original, facsimile or electronic copy (followed promptly by originals), executed by each Lender and a Responsible Officer of each of the Borrower and Holdings.

Section 4.02 Conditions to Initial (Closing Date) Credit Extension. The obligation of each Lender to make the Credit Extensions hereunder on the Closing Date is subject to satisfaction of solely the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be in the form of an original, facsimile or electronic copy (followed promptly by originals) unless otherwise specified, and each executed by a Responsible Officer of the Borrower:

(i) a Note executed by the Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date, if any;

(ii) executed counterparts of the Guaranty and Security Agreement, duly executed by each of the Loan Parties, together with, if applicable:

(A) certificates representing the Pledged Equity Interests referred to therein, accompanied by undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and instruments evidencing the Pledged Debt Instruments, if any, indorsed in blank,

(B) except as otherwise contemplated by Section 6.16, copies of all Uniform Commercial Code, judgment and Tax lien searches with respect to personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), and all proper financing statements, duly prepared for filing under the Uniform Commercial Code necessary in order to perfect the Liens created under the Guaranty and Security Agreement (in the circumstances and to the extent required under such Guaranty and Security Agreement), covering the Collateral of the Loan Parties described in the Guaranty and Security Agreement;

(iii) the Intellectual Property Security Agreements, duly executed by each of the relevant Loan Parties;

(iv) (A) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization and a certificate from the appropriate Governmental Authority of such State dated as of a recent date certifying as to the good standing of such Loan Party and (B) a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying (1) to the effect that (x) attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (y) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (z) the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto furnished pursuant to clause (A) above, and that such certificate or articles are in full force and effect and (2) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (B);

(v) a certificate from the chief financial officer or the treasurer of the Borrower, substantially in the form of Exhibit K, certifying that the Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Transactions, are Solvent; and

(vi) a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the condition set forth in paragraph (d) of this Section 4.02 and paragraphs (a) and (b) of Section 4.03.

(b) The Administrative Agent’s receipt of a customary opinion of Weil, Gotshal & Manges LLP, special counsel for the Loan Parties and of local counsel to the Loan Parties in the states of Georgia and Illinois, dated the Closing Date and addressed to each Arranger, the L/C Issuers, the Swing Line Lender, the Administrative Agent and the Lenders.

(c) To the extent requested by the Administrative Agent not less than ten (10) Business Days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information reasonably requested with respect to the Loan Parties required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) The Administrative Agent shall have received a customary payoff letter with respect to the Refinancing.

(e) Prior to or substantially simultaneously with the initial Credit Extensions, the Initial Public Offering shall have been consummated and Fogo de Chao, Inc. shall have received gross cash proceeds in an amount (i) of at least $65,000,000 or (ii) if less than $65,000,000, such that, on a pro forma basis after giving effect to the Transactions and the application of such proceeds, the Total Gross Leverage Ratio shall be less than 3.00:1.00 and, in each case, such proceeds shall have been or, substantially simultaneously with the initial Credit Extension, shall be contributed to the Borrower or otherwise applied in connection with the transactions contemplated on the Closing Date (including the Refinancing and the payment of fees and expenses in connection therewith and with the Initial Public Offering).

(f) All fees and expenses due to the Arrangers and the Lenders required to be paid on the Closing Date from the proceeds of the initial Credit Extensions for which Borrower has received invoices at least two (2) days in advance of the Closing Date shall be paid.

(g) The Administrative Agent shall have received a Request for Credit Extension relating to the initial Credit Extensions.

(h) Since December 28, 2014, there shall not have occurred a Material Adverse Effect.

(i) The Administrative Agent shall have received the (x) audited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (y) unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations and cash flows for each fiscal quarter ending after December 28, 2014 and at least 45 days prior to the Closing Date (and for the corresponding portion of the prior fiscal year of the Borrower), in the case of each of clauses (x) and (y) prepared in accordance with GAAP.

For purposes of determining satisfaction of the conditions specified in this Section 4.02, by releasing its signature page hereto or to an Assignment and Assumption Agreement, the Administrative Agent and each Lender that has signed this Agreement or an Assignment and Assumption Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

Section 4.03 Conditions to All Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with (i) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or (ii) a Credit Extension in respect of commitments for Refinancing Term Loans or Replacement Revolving Credit Commitments, commitments for Extended Term Loans or Extended Revolving Credit Commitments or (except as set forth in Section 2.14) commitments for New Term Loans or New Revolving Credit Commitments) is subject to satisfaction or waiver by the Required Lenders of solely the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date of such Credit Extension (except in the case of any representation and warranty which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects (and in all respects if qualified by materiality) as of the respective date or for the respective period, as the case may be).

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.03(a) and Section 4.03(b), as applicable, have been satisfied or waived by the Required Lenders on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

At the time of each Credit Extension (other than (i) a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or (ii) a Credit Extension in respect of commitments for Refinancing Term Loans or Replacement Revolving Credit Commitments, commitments for Extended Term Loans or Extended Revolving Credit Commitments), each of Holdings and the Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrower), (b)(i), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b) (i) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party and (ii) as of the Closing Date only, the consummation of the Transactions do not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or clause (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties as specified in the Collateral Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its respective terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Arrangers the financial statements referred to in Section 4.02(i). Such financial statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments and (ii) fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods.

(b) The Borrower has heretofore delivered to the Arrangers its unaudited pro forma financial information (including a pro forma consolidated balance sheet and related pro forma statement of income) as of and for the twelve (12) month period ended on the last day of the most recently completed four (4) fiscal quarter period ended at least ninety (90) days prior to the Closing Date (if such period is a fiscal year) or at least forty-five (45) days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Transactions as if they had occurred as of such date (in the case of such balance sheet) or on the first day of the twelve (12) month period ending on such date (in the case of the statement of income). Such pro forma financial information has been prepared in good faith by the Borrower (it being understood that such pro forma financial information shall not be required to be prepared in compliance with Regulation S-X of the Securities Act or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R).

(c) Since December 28, 2014, there has not been any change, condition or event that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

(d) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for each fiscal year of the Borrower ending after the Closing Date until not earlier than the fifth (5th) anniversary of the Closing Date, copies of which have been furnished to the Arrangers prior to the Closing Date, have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of the conditions existing at the time of delivery of such forecasts, it being understood that such forecasts, as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results, that such differences may be material and that such forecasts are not a guarantee of financial performance.

Section 5.06 Litigation. Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. Holdings, the Borrower and each of its Restricted Subsidiaries has good record and indefeasible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) There are no actions, suits, proceedings, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the Borrower or its Restricted Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as disclosed in Schedule 5.08(b) or as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list, (ii) there are no and, to the knowledge of the Borrower, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed on, at or under any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries during or prior to the period of such ownership or operation, (iii) there is, to the knowledge of the Borrower, no asbestos or asbestos-containing material on or at any property currently owned or operated by the Borrower or any of its Restricted Subsidiaries and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or to the knowledge of the Borrower formerly owned or operated by the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, any offsite locations to which the Borrower or its Restricted Subsidiaries sent any Hazardous Materials for treatment or disposal.

(c) No property currently owned or operated by Holdings, the Borrower or any of its Restricted Subsidiaries contains any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted, a violation of, (ii) require response or other corrective action under or (iii) could result in the Borrower incurring liability under Environmental Laws, which violations, response or other corrective actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as disclosed in Schedule 5.08(d), neither Holdings, the Borrower nor any of its Restricted Subsidiaries is undertaking, or paying for, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or response or other corrective action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Restricted Subsidiaries have been disposed of in a manner which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Taxes. Each of Holdings, the Borrower and its Restricted Subsidiaries has timely filed all material Tax Returns and reports required to be filed, has timely paid all material Taxes due and payable or levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) and has made adequate provision (in accordance with GAAP) for all Taxes not yet due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing, payment or provision could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no current, pending or threatened audits, assessments, deficiencies, proceedings or claims in respect of Taxes that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 ERISA Compliance.

(a) Each Plan and Pension Plan is in compliance with the applicable provisions of ERISA and the Code, except as could not reasonably be expected to have a Material Adverse Effect. Each Plan and Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. In the five (5) years preceding the Closing Date, each Loan Party and each ERISA Affiliate has made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Pension Plan that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event has occurred or is reasonably expected to occur, and none of the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower or any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Subsidiaries; Equity Interests. As of the Effective Date, (i) Holdings, the Borrower and its Restricted Subsidiaries do not have any Subsidiaries other than those specifically disclosed in Schedule 5.11, and (ii) all of the outstanding Equity Interests in each Restricted Subsidiary are owned directly by the Person or Persons set forth in Schedule 5.11 and are free and clear of all Liens except (a) those created under the Loan Documents and (b) any nonconsensual Lien that is permitted under Section 7.01. As of the Effective Date, Schedule 5.11 (i) sets forth the name and jurisdiction of each Subsidiary and (ii) sets forth the ownership interest of the Borrower in each Subsidiary, including the percentage of such ownership.

Section 5.12 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, neither Holdings, the Borrower nor any of its Restricted Subsidiaries owns any margin stock (as defined in Regulation U of the FRB as in effect from time to time).

(b) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock (in violation of Regulation U issued by the FRB).

(c) Neither the Borrower nor any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13 Disclosure. As of the Closing Date, to the knowledge of the Borrower, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the Transactions, the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (as modified or supplemented by other information so furnished); provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

Section 5.14 Intellectual Property; Licenses, Etc. Each of the Borrower and its Restricted Subsidiaries owns free from exclusive licenses to others, or possesses the right to use, all of the patents, trademarks, service marks, trade dress, Internet domain names, copyrights, trade secrets, and know-how, and registrations, applications for registration of, and goodwill associated with the foregoing, as applicable (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Borrower, conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the Borrower and its Restricted Subsidiaries’ businesses does not infringe upon the intellectual property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.16 Perfection, Etc. Except as otherwise contemplated hereby or under any other Loan Document, and except with respect to any IP Rights constituting Collateral, all filings and other actions necessary to perfect the Liens on the Collateral created under, and as required by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) in a manner reasonably acceptable to the Administrative Agent and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), perfected Lien in the Collateral, securing the payment and performance of the Secured Obligations, subject only to Liens permitted by Section 7.01. Upon the recordation of the Intellectual Property Security Agreements with the USPTO or the U.S. Copyright Office, as applicable, and the filing of such other filings required hereby or by the applicable Collateral Documents, the Lien on the IP Rights constituting Collateral created under the Collateral Documents will constitute a perfected Lien in such IP Rights constituting Collateral in all right, title and interest of the Borrower and its Restricted Subsidiaries in which a Lien may be perfected by such filings. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents; provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent or any Lender with respect thereto, in each case, under foreign Law.

Section 5.17 Compliance with Laws Generally. Neither the Borrower nor any of its Restricted Subsidiaries or any of their respective material properties, or the use of such material properties, is in violation of any Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18 Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect: (i) there are no strikes, lockouts, slowdowns or other similar labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (ii) hours worked by and payment made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (iii) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as liabilities on the books of the Borrower or the relevant Restricted Subsidiary.

Section 5.19 Anti-Corruption Laws and Sanctions.

(a) To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) PATRIOT Act.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Restricted Subsidiaries and, to the knowledge of the Borrower, its directors, officers, employees, agents and controlled Affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower or any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or controlled Affiliate of the Borrower is currently the subject of any U.S. sanctions program administered by OFAC.

ARTICLE VI

AFFIRMATIVE COVENANTS

On and after the Closing Date and until the Termination Date, the Borrower shall and shall cause (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03, Section 6.15 and Section 6.16) each Restricted Subsidiary to, comply with the following covenants:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender (provided any of the information required pursuant to this Section 6.01 shall be deemed validly delivered as provided in the last paragraph of Section 6.02):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion (x) shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification pertaining to (i) the impending maturity of any Indebtedness within twelve months of the end of the fiscal year to which such financial statements relate or (ii) the breach or impending breach of any financial covenant) and (y) shall be accompanied by any final accountant’s management letters delivered by the independent certified public accountants to the Borrower during such fiscal year;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the fiscal year of the Borrower then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, reasonably detailed forecasts prepared by management of the Borrower on a quarterly basis of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements (which may be in footnote form only) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, any information required to be delivered pursuant to Sections 6(b), (c), and (e)(i), (e)(ii) and (e)(iii) of the Guaranty and Security Agreement.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to any financial statements of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to Holdings (or a parent thereof), such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information and (ii) to the extent such statements are in lieu of statements required to be provided under Section 6.01(a), such statements are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such qualification pertaining to (i) the impending maturity of any Indebtedness within twelve months of the end of the fiscal year to which such financial statements relate or (ii) the impending breach of any financial covenant).

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which shall set forth reasonably detailed calculations demonstrating compliance with Section 7.10); provided that, if such Compliance Certificate demonstrates an Event of Default due to failure to comply with any covenant under Section 7.10 that has not been cured prior to such time, the Borrower may deliver, to the extent permitted by Section 8.04, prior to, together with or after delivery of such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default;

(b) together with the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a management discussion and analysis of the financial condition and results of operations of the Borrower for the portion of the fiscal year then elapsed;

(c) promptly after such time, if any, as the same are publicly available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to all of the stockholders of the Borrower (or any applicable parent thereof) and (ii) copies of all annual, regular, periodic and special reports and effective registration statements (other than on Form S-8) which the Borrower (or any applicable parent thereof) or any other Loan Party may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party from (other than in the ordinary course of business), or material statement or material report furnished to, any holder of debt securities (other than in connection with any board observer or equity co-investment rights) of any Loan Party pursuant to the terms of any Junior Financing Documentation with respect to a Specified Junior Financing Obligation and not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Restricted Subsidiaries and to the extent permitted by applicable law, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Restricted Subsidiaries to the extent such investigation or inquiry could reasonably be expected to have a Material Adverse Effect; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01, Section 6.02 and Section 6.03 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the website address listed on Schedule 10.02 (or other website identified to the Administrative Agent) or (ii) on which such documents are delivered by the Borrower (including by facsimile or electronic mail) to the Administrative Agent or its designee for posting on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender, each Arranger and the Administrative Agent have access (whether a commercial, third-party website (including the SEC website) or whether sponsored by the Administrative Agent); provided that (A) upon the reasonable request of the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and Arranger and (B) in the case of clause (i) above, the Borrower shall notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and the Administrative Agent shall notify Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) it will use commercially reasonable efforts to ensure that all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat the Borrower Materials as either information that would be made publicly available if the Borrower was a public company or not material information (although it may be sensitive and proprietary) with respect to the Borrower for purposes of United States Federal and state securities laws; provided that to the extent such Borrower Materials constitute Information, the same shall be treated as set forth in Section 10.08, (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender” and (z) the Administrative Agent and the Arrangers shall treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform designated “Private Lender.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to make any Borrower Materials public.

Section 6.03 Notices. Promptly after any Responsible Officer obtaining actual knowledge thereof, notify the Administrative Agent which shall promptly notify each Lender:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to this Section 6.03 and (y) setting forth in reasonable detail the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(b)) stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Timely file all Tax Returns required to be filed by it and pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including Taxes) except, in each case, to the extent the failure to timely file such Tax Returns or timely pay, discharge or satisfy such obligations and liabilities could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve or renew all of its Material Intellectual Property, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Except to the extent the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, in any case, excluding ordinary wear and tear, casualty and condemnation and any obligations that are the obligations of the landlord under any lease.

Section 6.07 Maintenance of Insurance.

(a) (A) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance).

(b) If any building (or any part thereof) located on any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Subsidiary Guarantor to (a) maintain with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994 and (iv) the Flood Insurance Reform Act of 2004 and (b) deliver to Administrative Agent evidence of such compliance.

Section 6.08 Compliance With Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except, in each case, if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to facilitate compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.09 Books and Records. Maintain proper books of record and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP (it being understood and agreed that Foreign Subsidiaries may maintain additional individual books and records in a manner that permits preparation of its financial statements in accordance with generally accepted accounting principles that are applicable in their respective jurisdictions of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the properties of the Loan Parties, to examine their corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their affairs, finances and accounts with their directors, officers, and independent public accountants, all at the expense of the Borrower as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense (it being understood that unless an Event of Default has occurred and is continuing, the Administrative Agent shall only visit locations where books and records and/or senior officers are located); provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender accompanying the Administrative Agent (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower prior notice of and the right to participate in any discussions with the Borrower’s accountants. Notwithstanding anything to the contrary in this Section 6.10, neither the Borrower nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts of, or any discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11 Use of Proceeds.

(a) No part of the proceeds of any Loan or any Letter of Credit will be used, directly or, to the knowledge of the Borrower, indirectly, (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent specifically or generally licensed by OFAC or authorized by the foreign Governmental Authority administering the relevant Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(b) Use the proceeds of the Revolving Credit Facility (i) on the Closing Date, to consummate the Refinancing and pay Transaction Expenses (including upfront fees and original issue discount) and (ii) after the Closing Date, (A) to finance the ongoing working capital requirements of the Borrower and its Subsidiaries, (B) for general corporate purposes of the Borrower and its Subsidiaries, including capital expenditures, Restricted Payments and Permitted Acquisitions and other Investments permitted hereunder and (C) for other transactions not prohibited by the Loan Documents.

(c) Use the proceeds of the New Term Loans and New Revolving Credit Loans (i) to provide ongoing working capital, (ii) for other general corporate purposes of the Borrower and its Subsidiaries (including capital expenditures, Restricted Payments and Permitted Acquisitions and other Investments permitted hereunder), (iii) for any other purpose not prohibited by the Loan Documents and (iv) as otherwise agreed by the Borrower and the Lenders providing such New Term Loans or New Revolving Credit Loans, as the case may be, so long as not otherwise prohibited by the Loan Documents.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Subject to Section 6.15, upon (v) any Person other than a Loan Party (a “Liquor License Holder”) acquiring a liquor license used or to be used in connection with the operation of any restaurant owned by a Loan Party (other than an Excluded Subsidiary of the type specified in clause (c) of the definition of “Excluded Subsidiary”), (w) the formation or acquisition of any new direct or indirect wholly-owned Domestic Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary) by any Loan Party, (x) the designation in accordance with Section 6.15 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any Restricted Subsidiary that is not a Guarantor incurring or guaranteeing any Junior Financing or (z) any Restricted Subsidiary (other than an Excluded Subsidiary) that is designated to be no longer an Immaterial Subsidiary, the Borrower shall, in each case at the Borrower’s expense:

(i) as soon as reasonably practicable and in any case on or prior to forty-five (45) days after such formation, acquisition, designation or Guarantee (or such longer period as either specified in Section 6.12(b) or as the Administrative Agent may agree in its reasonable discretion):

(A) [Reserved];

(B) [Reserved];

(C) cause each such Restricted Subsidiary or (to the extent not prohibited by applicable U.S. Law) Liquor License Holder to (i) duly execute and deliver to the Administrative Agent, other than with respect to Excluded Assets, a Guaranty and Security Agreement Supplement, Intellectual Property Security Agreements and other Collateral Documents (other than Mortgages), in each case, as applicable and as specified by the Administrative Agent (consistent with the Guaranty and Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect (or otherwise agreed) on the Closing Date) and (ii) comply with the requirements of Section 6.12(b) with respect to any Material Real Property owned by such Restricted Subsidiary as if such Material Real Property were acquired on the date such Restricted Subsidiary was so formed, acquired or designated, in each case to secure the Secured Obligations of such Restricted Subsidiary;

(D) cause each such Restricted Subsidiary or Liquor License Holder that is described in Section 6.12(a)(i)(C) to deliver, other than with respect to Excluded Assets, (x) any and all certificates representing Equity Interests constituting Pledged Equity Interests directly owned by or issued to any such Restricted Subsidiary or Liquor License Holder, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and (y) to the extent the same would be required under the Guaranty and Security Agreement, all instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary or Liquor License Holder, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer;

(E) take and cause such Restricted Subsidiary or Liquor License Holder to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable Law), and delivery of certificates evidencing Equity Interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12; and

(ii) if requested, as soon as reasonably practicable and in any case on or prior to forty-five (45) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary legal opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the applicable Restricted Subsidiary or Liquor License Holder (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request (which shall not be required to include matters of local foreign law, other than as reasonably agreed consistent with clause (e) of the definition of Excluded Perfection Assets).

(b) Upon the acquisition of any Material Real Property by the Borrower or any Guarantor, or if otherwise required by Section 6.12(a)(i)(C), if such Material Real Property shall not already be subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower or such Subsidiary Guarantor, as the case may be, shall cause within sixty (60) days (or within such longer period of time as the Administrative Agent may agree) such Material Real Property (other than Excluded Assets) to be subjected to a Lien securing the Secured Obligations and will take, or cause the Borrower and Subsidiary Guarantor to take, such actions as shall be necessary in the reasonable opinion of, or reasonably requested by the Administrative Agent to grant and perfect or record such Lien in accordance with the Mortgage Requirement and to satisfy the other conditions of the Mortgage Requirement within sixty (60) days of the requirement becoming applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(a) in respect of financial statements delivered pursuant to Section 6.01(a), to the extent reasonably requested by the Administrative Agent, such Loan Party shall execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all United States Patents

(as defined in the Guaranty and Security Agreement) and United States Trademarks (as defined in the Guaranty and Security Agreement) registered or pending with the USPTO and all United States Copyrights (as defined in the Guaranty and Security Agreement) registered or pending with the U.S. Copyright Office constituting After Acquired Intellectual Property (as defined in the Guaranty and Security Agreement) owned by it or any Guarantor as of the last day of the period for which such Compliance Certificate is delivered and any exclusive inbound licenses of the same to which any Guarantor is an exclusive licensee as of the last day of the period for which such Compliance Certificate is delivered, but solely to the extent that such After Acquired Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Guarantor. In each case, the Borrower will, and will cause each Subsidiary Guarantor to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary recordations with the U.S. Copyright Office or the USPTO, as appropriate, with respect to such After Acquired Intellectual Property.

(d) Notwithstanding the foregoing provisions of this Section 6.12 and the provisions of any Loan Document, (i) the Administrative Agent shall not take, and the Borrower and Subsidiary Guarantors shall not be required to grant, a security interest in any Excluded Assets or perfect a security interest in Excluded Perfection Assets, (ii) the Administrative Agent shall not take a security interest in any assets, including without limitation, Material Real Property, as to which the Administrative Agent reasonably determines in consultation with the Borrower, that the cost or burden of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) outweighs the benefit to the Secured Parties of the security afforded thereby, (iii) the Administrative Agent shall not take a security interest in any assets, including without limitation, Material Real Property, as to which the Administrative Agent and the Borrower reasonably determine would result in material adverse Tax consequences, (iv) Liens required to be granted pursuant to this Section 6.12, and actions required to be taken, including to perfect such Liens, shall be subject to the same exceptions and limitations as those set forth in the Collateral Documents, (v) except as set forth in clause (e) of the definition of Excluded Perfection Assets, the Borrower and the Subsidiary Guarantors shall not be required to take any actions outside the United States to perfect any Liens in the Collateral, (vi) the Restricted Subsidiaries will not be required to provide any Guaranty to the extent any material adverse Tax consequence would result from the provision of such Guaranty, as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) the Restricted Subsidiaries will not be required to provide any Guaranty as to which the Administrative Agent reasonably determines in consultation with the Borrower that the cost or burden of obtaining such Guaranty outweighs the benefit to the Secured Parties of the guaranty afforded thereby and (viii) in no event shall the Borrower or any Subsidiary Guarantor be required to execute any control agreement in respect of any deposit account or investment account or seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement.

(e) The Borrower agrees to notify the Administrative Agent in writing promptly, but in any event at five (5) Business Days after (or by such later date as shall be agreed to the Administrative Agent) to any change in (i) the legal name of any Grantor (as defined in the Guaranty and Security Agreement), (ii) the type of organization of such Grantor, (iii) the jurisdiction of organization of such Grantor or (iv) the location of the chief executive office or sole place of business of such Guarantor.

(f) The Borrower agrees to notify the Secured Parties in writing promptly upon any acquisition by it or any Restricted Subsidiary of any margin stock (within the meaning of Regulation U issued by the FRB) and deliver to the Secured Parties a duly executed and completed Form U-1 and such other instruments and documents as reasonably requested by any Secured Party in form and substance reasonably satisfactory to such Secured Party.

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties, and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

Section 6.14 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time for the purposes of perfecting (or continuing the perfection of) the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which is required to be part of the Collateral to the extent required by Section 6.12), in each case subject to the limitations and exceptions set forth in Section 6.12 and in the Collateral Documents, including, without limitation, delivery of such amendments to the Mortgages, endorsements to the title policies, opinions of counsel and evidence of compliance with flood laws as the Administrative Agent may reasonably require in connection with the transactions contemplated by Sections 2.14, 2.15 or 2.16 hereof or any other amendment, modification or execution of any Facility.

Section 6.15 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.10 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), and (c) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. On the Effective Date and on the Closing Date, there are no Unrestricted Subsidiaries, except as set forth on Schedule 5.11 or any amendments thereto.

Section 6.16 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth in Schedule 6.16, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its reasonable discretion, shall have agreed to any particular longer period).

ARTICLE VII

NEGATIVE COVENANTS

On and after the Closing Date and until the Termination Date, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly and indirectly and, with respect to Section 7.14 only, Holdings shall not:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document, (ii) Liens on cash or deposits granted in favor of the Swing Line Lender or the L/C Issuers to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(H), 2.04(b), and 2.17(a)(ii), respectively, (iii) Liens securing any Permitted Refinancing of any Indebtedness under the Loan Documents under Section 7.03(b) and (iv) Liens securing Incremental Equivalent Debt that is secured, to the extent that such Incremental Equivalent Debt is subject to an intercreditor agreement on customary terms reasonably satisfactory to the Administrative Agent;

(b) Liens on property of the Borrower and its Subsidiaries existing on the Effective Date and listed in Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided, that individual financings provided by any lender may be cross-collateralized to other financings provided by such Lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for Taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) which are being contested in good faith and by appropriate actions diligently conducted and for which adequate reserves are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(d) statutory Liens and any Liens arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such Lien is being contested in good faith and by appropriate actions and for which adequate reserves are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e);

(f) (i) deposits to secure the performance of bids, tenders, contracts, governmental contracts, leases, statutory obligations, surety, stay, customs, bid and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business and not in respect of Indebtedness for borrowed money, and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) matters of record affecting title to any owned or leased real property and survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case that were not incurred in the connection with Indebtedness and which could not, individually or in the aggregate, materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (except in the case of any Permitted Refinancing) and (ii) such Liens do not at any time encumber any property except for replacements, additions and accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings provided by any lender may be cross collateralized to other financings provided by such lender or its affiliates;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and the other Loan Parties, taken as a whole or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries, or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (m)(i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition, and (ii) earnest money deposits of cash or Cash Equivalents made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not restricted hereunder;

(n) Liens on property of any Subsidiary (or the Equity Interests in such Subsidiary (other than the Equity Interests of any first-tier Foreign Subsidiary that is part of the Collateral)) that is not a Loan Party securing Indebtedness of such Subsidiary permitted under Section 7.03;

(o) (i) Liens in favor of the Borrower or a Restricted Subsidiary that is a Loan Party securing Indebtedness permitted under Section 7.03(e) and (ii) Liens in favor of a Restricted Subsidiary that is not a Loan Party granted by another Restricted Subsidiary that is not a Loan Party; provided that any such Lien on Collateral shall be expressly junior in priority to the Liens on such Collateral granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents and all documentation with respect to such Lien priority shall be in the form and substance reasonably satisfactory to the Administrative Agent;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the Effective Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary and which Equity Interests do not constitute an Excluded Asset) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03;

(q) Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) (i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement and (ii) Liens arising by operation of Law under Article 2 of the Uniform Commercial Code in favor of a seller or buyer of goods;

(s) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense agreement entered into in the ordinary course of business;

(t) to the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e));

(u) Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed the greater of $10,000,000 and 2.25% of Total Assets as of the end of the Test Period last ended at any time outstanding;

(v) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z) [Reserved];

(aa) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(bb) customary rights of first refusal and tag, drag and similar rights in joint venture agreements entered into in the ordinary course of business;

(cc) (i) Liens on the Collateral securing Permitted Second Lien Indebtedness and (ii) Liens on the Collateral securing any Permitted Refinancing of the foregoing; and

(dd) Liens deemed to exist in connection with Investments in repurchase agreements referred to in clause (d) of the definition of “Cash Equivalents.”

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, members of management, and employees of Holdings or (to the extent relating to the business of Holdings and its Restricted Subsidiaries) any direct or indirect parent thereof, the Borrower or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s exercise of stock options or other purchase of Equity Interests of Holdings; provided that in no event shall the aggregate principal amount outstanding of any loans or advances made pursuant to this Section 7.02(b) exceed $1,000,000;

(c) Investments (i) by any Loan Party in any other Loan Party (other than Holdings), (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party (other than Holdings) or in any other Restricted Subsidiary that is also not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate amount, together with Investments pursuant to Section 7.02(i)(A)(2)(x), not to exceed the greater of (x) $45,000,000 and (y) 10.0% of Total Assets as of the end of the Test Period last ended at any time outstanding and (iv) by the Borrower and its Restricted Subsidiaries in any Subsidiary of the type described in clause (c) of the definition of “Excluded Subsidiary” to the extent consisting of contributions or other Dispositions of Equity Interests in other Subsidiaries of the type described in clause (c) of the definition of “Excluded Subsidiary” to such Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness expressly permitted by Section 7.01, Section 7.03 (other than Sections 7.03(d) and (e)), Section 7.04 (other than Section 7.04(a)(i), (iii) or (iv)), Section 7.05 (other than Sections 7.05(d)(ii) and (e)), Section 7.06 (other than Sections 7.06(d) and (e)(v)) and Section 7.13, respectively;

(f) Investments of the Borrower and its Subsidiaries existing or contemplated on the Effective Date and as set forth in Schedule 7.02(f) and any modification, renewal or extension thereof or any substantially concurrent replacement thereof with a similar investment; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the assets or business of any Person, or of assets constituting a business unit, a line of business or division of, any Person, or a majority of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Restricted Subsidiaries (including any Investment in a Subsidiary which increases the Borrower’s or its Subsidiaries’ respective ownership interest therein and including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A) (1) each applicable Loan Party and any such newly created or acquired Subsidiary shall have, or will have within the times specified therein, complied with the applicable requirements of Section 6.12 to the extent required thereby, and (2) the aggregate amount of cash or property provided by Loan Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such purchase or acquisition shall not exceed, together with

Investments pursuant to Section 7.02(c)(iii), the sum of (x) the greater of (i) $45,000,000 and (ii) 10.0% of Total Assets as of the end of the Test Period last ended and (y) amounts otherwise available pursuant to Section 7.02(m) (this clause (2), the “Non-Loan Party Acquisition Cap”); provided that (A) the Non-Loan Party Acquisition Cap shall not apply to any acquisition to the extent the Person so acquired (or the Person owning the assets so acquired) becomes a Loan Party even though such Person owns, directly or indirectly, Equity Interests in Persons that are not otherwise required to become Loan Parties, if at least 80.0% of the Consolidated EBITDA of the Person(s) acquired in such acquisition (or the Persons owning the assets so acquired) (for this purpose and for the component definitions used in the definition of “Consolidated EBITDA”, determined on a consolidated basis for such Person(s) and their respective Restricted Subsidiaries) is generated by Person(s) that will become Loan Parties and (B) in the event that the amount available under the Non-Loan Party Acquisition Cap is reduced as a result of any acquisition of any Restricted Subsidiary that does not become a Loan Party or any assets that are not transferred to a Loan Party and such Restricted Subsidiary subsequently becomes a Loan Party or such assets are subsequently transferred to a Loan Party, as the case may be, the amount available under the Non-Loan Party Acquisition Cap shall be proportionately increased as a result thereof based upon the amount of the Non-Loan Party Acquisition Cap utilized with respect to the acquisition of such Person or assets, as the case may be;

(B) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing, (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or Section 6.01(b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the chief financial officer or treasurer of the Borrower demonstrating such compliance calculation in reasonable detail (which may be combined with the certificate described under clause (c) below); and

(C) the Borrower shall have delivered to the Administrative Agent, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this Section 7.05(i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(j) Investments in the ordinary course of business consisting of (A) endorsements for collection or deposit or (B) customary trade arrangements with customers;

(k) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l) loans and advances to Holdings or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings or any direct or indirect parent thereof in accordance with Section 7.06 (other than Section 7.06(d));

(m) Investments that do not exceed the sum of (x) the greater of (A) $40,000,000 and (B) 8.5% of Total Assets as of the end of the Test Period last ended at any time outstanding plus (y) the proceeds of any Permitted Equity Issuance (other than to the extent utilized as a Cure Amount);

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments to the extent the consideration paid therefor consists solely of Equity Interests of Holdings (other than Disqualified Equity Interests) or any direct or indirect parent thereof or equity contributions to such Person;

(q) additional Investments so long as (x) at the time of making such Investment, the Total Leverage Ratio does not exceed 2.00:1.00 on a Pro Forma Basis and (y) Liquidity after giving effect to such Investment is not less than $20,000,000;

(r) Investments held by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) pursuant to this Section 7.02 (and, if applicable, Section 7.04) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation; provided that, for the avoidance of doubt, to the extent the applicable Restricted Subsidiary is a non-Loan Party acquired pursuant to Section 7.02(i), the amount of cash or property provided by Loan Parties to make any such acquisition shall be subject to the requirements of the Non-Loan Party Acquisition Cap set forth in such Section;

(s) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business; and

(t) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 7.02.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) secured or unsecured notes and/or loans (and/or commitments in respect thereof) issued or incurred by the Borrower (or a co-issuer in addition thereto) in lieu of New Term Loans (and/or New Term Commitments in respect thereof) (such notes or loans, “Incremental Equivalent Debt”); provided that (i) the aggregate outstanding principal amount (or committed amount, if applicable) of all Incremental Equivalent Debt shall not exceed the Incremental Cap, (ii) any such notes and/or loans that are secured shall be secured only by the Collateral and on a pari passu or junior basis with the Secured Obligations, (iii) any such Indebtedness that ranks pari passu in right of security or is subordinated in right of payment or security shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent, (iv) any such Indebtedness shall be subject to the same restrictions applicable to

New Term Loans set forth in Section 2.14(e)(i) and (v) if such Incremental Equivalent Debt is in the form of loans (and/or commitments in respect thereof) that rank pari passu in right of security and in right of payment with the Secured Obligations, such Indebtedness shall be subject to the restrictions applicable to New Term Loans set forth in Section 2.14(e)(v)(B);

(b) Indebtedness of the Loan Parties under the Loan Documents and any Permitted Refinancing in respect thereof; provided that (i) such Permitted Refinancing may be secured or unsecured, and, if secured, (x) is secured only by the Collateral and on a pari passu or subordinated basis with the Obligations (provided that such Permitted Refinancing shall not consist of bank loans outside this Agreement that are secured by the Collateral on a pari passu basis with the Obligations under this Agreement) and (y) is subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and (ii) the terms (excluding pricing (including call premiums), fees and rate floors) of such Permitted Refinancing are not, when taken as a whole, more favorable to the lenders providing such Permitted Refinancing than those applicable to the Facility being refinanced thereby (other than any covenants or other provisions applicable only to periods after the Latest Maturity Date (as of the date of incurrence of such Permitted Refinancing));

(c) Indebtedness of the Borrower and its Subsidiaries outstanding on the Effective Date and listed in Schedule 7.03(c) and any Permitted Refinancing thereof;

(d) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder and to the extent permitted by Section 7.02; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and Security Agreement and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(e) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary to the extent such Investment is permitted by Section 7.02; provided that all such Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party must be expressly subordinated to the Obligations of such Loan Party;

(f) Capitalized Lease Obligations and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (A) $12,500,000 and (B) 2.75% of Total Assets as of the end of the Test Period last ended;

(g) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding the greater of (A) $7,500,000 and (B) 1.75% of Total Assets as of the end of the Test Period last ended;

(h) Indebtedness in respect of Swap Contracts not entered into for speculative purposes;

(i) Indebtedness which constitutes “Indebtedness” solely as a result of clause (e) of the definition of “Indebtedness” subject to Liens permitted under Section 7.01;

(j) (i) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness was not incurred in contemplation of such Permitted Acquisition; and provided further that both immediately prior and after giving effect to any Indebtedness assumed pursuant to this clause (j)(i), (x) no Event of Default shall exist or result therefrom and (y) the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Section 7.10 and (ii) any Permitted Refinancing thereof;

(k) Indebtedness representing deferred compensation to current or former officers, directors, members of management, consultants and employees of Holdings, the Borrower or any Restricted Subsidiary;

(l) Indebtedness constituting obligations for indemnification, the adjustment of the purchase price or similar adjustments (including, without limitation, earnout obligations) incurred under agreements for a permitted acquisition or Disposition;

(m) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, permitted acquisitions and any other Investment expressly permitted hereunder;

(n) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(o) Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (A) $17,500,000 and (B) 4.0% of Total Assets as of the end of the Test Period last ended;

(p) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, unemployment insurance, other social security legislation, health, disability or other employee benefits or property, casualty, liability or other insurance or reimbursement claims or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(r) obligations in respect of surety, stay, customs, bid and appeal bonds, performance bonds and performance and completion guarantees and other obligations of a like nature provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(s) Indebtedness in respect of (x) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or (y) any letter of credit issued in favor of the L/C Issuers or the Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(H), 2.04(b) or 2.17(a)(ii), respectively;

(t) subordinated Indebtedness of Holdings (in a principal amount not to exceed the purchase or redemption price of any such purchase or redemption permitted by Section 7.06) to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06;

(u) [Reserved];

(v) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above and (y) below;

(x) [Reserved]; and

(y) (i) Permitted Second Lien Indebtedness, Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness; provided that (x) the Total Leverage Ratio on a Pro Forma Basis for the Test Period most recently ended after giving effect to the incurrence of such Indebtedness shall be equal to or less than 3.75 to 1.00 and (y) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) Permitted Refinancings of the foregoing

Section 7.04 Fundamental Changes; Subsidiary Equity Issuances.

(a) Merge, dissolve, liquidate or consolidate with or into another Person, except that:

(i) any Restricted Subsidiary may merge with or liquidate into (A) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction so long as the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia (the “Jurisdictional Requirements”)); provided that the Borrower shall be the continuing or surviving Person or, solely in the case of a merger effected to change the Borrower’s Jurisdictional Requirements, the continuing or surviving Person shall expressly assume the obligations of the Borrower under the Loan Documents in a manner reasonably acceptable to the Administrative Agent, or (B) any one or more other Restricted Subsidiaries; provided further that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary (y) a Loan Party (other than Holdings) shall be the continuing or surviving Person and (z) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03 and to the extent constituting a Disposition, such Disposition must be permitted by Section 7.05;

(ii) (A) any Subsidiary that is not a Loan Party may merge, consolidate or amalgamate with or liquidate into any other Subsidiary that is not a Loan Party and (B) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower;

(iii) the Borrower or any Restricted Subsidiary may merge with any other Person in order to (A) effect an Investment permitted pursuant to Section 7.02 (provided that (y) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 to the extent required thereby and (z) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 and to the extent constituting a Disposition, such Disposition must be permitted by Section 7.05) or (B) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(a)(iii), (x) the Borrower shall be the continuing or surviving Person, (y) the Jurisdictional Requirements shall be satisfied and (z) no Event of Default shall have occurred and be continuing or would result therefrom;

(iv) so long as no Default exists or would result therefrom, the Borrower may (A) merge with any other Person; provided that the Borrower shall be the continuing or surviving corporation and the Jurisdictional Requirements shall be satisfied or (B) change its legal form to a limited liability company if the Borrower determines in good faith that such action is in the best interests of the Borrower; and

(v) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(a)(v), (A) the Borrower shall be the continuing or surviving Person and (B) the Jurisdictional Requirements shall be satisfied.

(b) In the case of any wholly owned Restricted Subsidiary (and any Restricted Subsidiary that was wholly owned on the Closing Date or the date of acquisition thereof), make an Equity Issuance to any Person that is not the Borrower or a wholly owned Restricted Subsidiary unless (i) the fair market value of such Equity Issuances in the aggregate for all such Restricted Subsidiaries for any fiscal year do not exceed the amount of Dispositions permitted pursuant to Section 7.05(j) taken together with all Dispositions made under such section in such fiscal year or (ii) such issuance is made in connection with an Investment permitted under Section 7.02.

Section 7.05 Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and equipment in the ordinary course of business;

(c) Dispositions of property (other than Equity Interests or all or substantially all of the assets of the Borrower or any Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Borrower then (i) the transferee thereof must either be the Borrower or a Guarantor (other than Holdings) or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(e)), Section 7.04 (other than Section 7.04(a)(v)) and Section 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01;

(f) Dispositions of Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i) transfers of property subject to Casualty Events upon receipt of the net proceeds of such Casualty Event;

(j) Dispositions of property by the Borrower or any Restricted Subsidiary; provided that (i) at the time of such Disposition, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist, (ii) with respect to any Disposition pursuant to this Section 7.05(j), the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received) (it being understood that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, and (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of $2,000,000, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (iii) except with respect to the Disposition of real property and other assets located at the Dallas Property, Dispositions pursuant to this Section 7.05(j) shall not exceed $10,000,000 in any fiscal year of the Borrower;

(k) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties as set forth in, joint venture arrangements and similar binding arrangements in effect on the Effective Date;

(l) Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower or any Restricted Subsidiary,

are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no IP Rights constituting Material Intellectual Property at the time of a Disposition thereof may be Disposed of in reliance on this Section 7.05(l));

(m) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(n) the termination of any Swap Contract; and

(o) Dispositions of property (other than Collateral described in the Intellectual Property Security Agreements) pursuant to sale leaseback transactions; provided, that the applicable sale leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property and that the related lease is not prohibited under this Agreement;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), Section 7.05(g), Section 7.05(i), Section 7.05(k), Section 7.05(l) and Section 7.05(m)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-Wholly Owned Restricted Subsidiary with respect to any class or type of Equity Interests, to (i) the Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of such class or type of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower and its Restricted Subsidiaries may make Restricted Payments necessary to consummate the Transactions;

(d) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.02 (other than Section 7.02(e) and (l)), Section 7.04, or Section 7.05 (other than Section 7.05(e));

(e) the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) the Tax liability for each relevant jurisdiction in respect of returns filed by or on behalf of Holdings or any direct or indirect parent thereof; provided that such proceeds are limited to the portion of such Tax liability attributable to the income of the Borrower and/or its applicable Subsidiaries, determined as if the Borrower and/or its applicable Subsidiaries were required to pay such Tax liability as a separate consolidated, combined, unitary or affiliated group, and reduced by any portion of such Taxes directly paid by Borrower or any of its Subsidiaries; and provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) (A) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of Holdings or any direct or indirect parent thereof, in each case to the extent attributable to the ownership or operations of Holdings, the Borrower and its Restricted Subsidiaries and (B) Public Company Costs;

(iii) the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) franchise Taxes and other fees, Taxes and expenses required to maintain the corporate existence of Holdings or any direct or indirect parent thereof;

(iv) if no Default or Event of Default shall have occurred and be continuing or would result therefrom, the proceeds of which shall be used by Holdings to pay (or to make a payment to any direct or indirect parent of Holdings to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof held by any future, present or former employee, director, officer, member of management or consultant of Holdings or any direct or indirect parent thereof, or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof), in an aggregate amount (other than cash payments funded with the proceeds of any “key-man” life insurance policy received by the Borrower in connection with the death of any management shareholder), not to exceed $1,000,000 (which purchase may be paid by the issuance of Indebtedness permitted by Section 7.03(t)) in any fiscal year (however, any Restricted Payments permitted to be made (but not made) pursuant to this clause (iv) in a given fiscal year may be carried forward and made in the next two succeeding fiscal years (but not any fiscal year after such two succeeding fiscal years, and which, if carried over, will be deemed to be utilized after the base amount attributable to such fiscal years into which it has been carried over));

(v) the proceeds of which shall be used by Holdings to finance (or to make a Restricted Payment to any direct or indirect parent of Holdings to finance) any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) Holdings or the applicable parent company thereof shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Loan Party other than Holdings (or a Person that will become a Loan Party (other than Holdings) upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Loan Party (other than Holdings) in order to consummate such Permitted Acquisition, and in each case, comply with the requirements of Section 6.12;

(vi) the proceeds of which shall be used by Holdings to make (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Borrower (or any authorized committee thereof));

(vii) the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering of the Borrower not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Borrower and its Subsidiaries or their respective businesses);

(viii) the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries; and

(ix) the proceeds of which shall be used by Holdings to pay (or to make a Restricted Payment to any direct or indirect parent of Holdings to enable it to pay) amounts of the type described in Sections 7.08(g) or 7.08(h), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by the Borrower or its Restricted Subsidiaries and in lieu of such payment being made under such applicable clauses of Section 7.08;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount that does not exceed the greater of (x) $20,000,000 and (y) 4.5% of Total Assets as of the end of the Test Period last ended (in each case, such amount to be reduced on a dollar-for-dollar basis by any use of this Section 7.06(f)(i) reallocated to prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financings pursuant to Section 7.13(i));

(g) cashless repurchases of Equity Interests in Holdings (or any direct or indirect parent company), the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(h) payments made by the Borrower or any Restricted Subsidiary in respect of withholding or similar Taxes in connection with the exercise of stock options with respect to the Equity Interests which are the subject of the Initial Public Offering, payable by any future, present or former officers, directors, members of management, consultants and employees of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (or any spouse, former spouse, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and any repurchases of such Equity Interests in consideration of such payments including deemed repurchases;

(i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, additional Restricted Payments so long as (x) at the time of making such Restricted Payment, the Total Leverage Ratio does not exceed 2.00:1.00 on a Pro Forma Basis and (y) Liquidity after giving effect to such Restricted Payment is not less than $20,000,000; and

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the declaration and payment of dividends and distributions on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity of the Borrower to fund a payment of dividends on such entity’s common stock) of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower from the Initial Public Offering.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Effective Date or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions among the Borrower and/or one or more of its Restricted Subsidiaries and/or any Person that becomes a Restricted Subsidiary as a result of such transaction;

(b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c) the Transactions, including the payment of fees and expenses (including Transaction Expenses) in connection with the consummation of the Transactions;

(d) transactions (including Investments and Restricted Payments) among the Borrower or one or more of its Restricted Subsidiaries to the extent permitted by this Article 7;

(e) employment, severance and other compensatory arrangements between Holdings or any direct or indirect parent thereof, the Borrower and its Restricted Subsidiaries and their respective current or former officers, directors, members of management, consultants and employees in the ordinary course of business and transactions pursuant to equity award plans and employee benefit plans and arrangements, in each case solely to the extent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers, members of management, consultants and employees of Holdings or any direct or indirect parent thereof, the Borrower and its Restricted Subsidiaries, to the extent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person;

(g) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Effective Date and set forth in Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially disadvantageous to the Lenders;

(h) the payment of (A)(1) so long as no Event of Default under Section 8.01(a) or (f) shall have occurred and is continuing or shall result therefrom, management, consulting, monitoring, advisory fees and other fees (including termination fees to the extent funded with proceeds from a Permitted Equity Issuance) pursuant to the Registration Rights Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees accrued in any prior year) (it being understood that any amendment to or consent or agreement under the Registration Rights Agreement that results in an increase in the amount of such fees payable thereunder shall be deemed to be an amendment of the Registration Rights Agreement that is materially disadvantageous to the Lenders) and (2) indemnities and expenses to the Sponsor pursuant to the Registration Rights Agreement and (B) customary compensation to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees (including in connection with acquisitions and Dispositions which are not set forth in the Registration Rights Agreement), in the case of any such amounts permitted to be paid under this clause (B) which are not payable pursuant to the Registration Rights Agreement, to the extent the same have been approved by a majority of the disinterested members of the board of directors of the Borrower, in good faith;

(i) [reserved];

(j) [reserved];

(k) [reserved];

(l) payments to or from, and transactions with, Joint Ventures in the ordinary course of business;

(m) payments by Holdings (and any direct or indirect parent thereof), the Borrower and/or its Restricted Subsidiaries pursuant to Tax sharing agreements among Holdings (and any such parent thereof), the Borrower and its Restricted Subsidiaries that comply with Section 7.06(e)(i);

(n) transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the senior management of the Borrower;

(o) any contribution by Holdings to the capital of the Borrower;

(p) the issuance of Equity Interests of Holdings (or any direct or indirect parent company thereof) to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries or any direct or indirect parent of the Borrower in connection with the Transactions;

(q) the issuance or transfer of Equity Interests (other than any Disqualified Equity Interests) of Holdings (or any direct or indirect parent company thereof) to any Permitted Holder or to any current, former or future director, manager, employee or consultant (or any Affiliate of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(r) [Reserved];

(s) the payment of reasonable out-of-pocket costs and expenses related to registration rights and indemnities provided to shareholders under any shareholder agreement;

(t) issuances by the Borrower and its Restricted Subsidiaries of Equity Interests not prohibited hereunder; and

(u) Restricted Payments permitted under Section 7.06 (other than Section 7.06(d)).

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any document governing any Incremental Equivalent Debt, Permitted Second Lien Indebtedness, Permitted Unsecured Indebtedness, Permitted Subordinated Indebtedness, or customary terms in any documentation providing for any Permitted Refinancing thereof) that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Secured Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the Effective Date and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09 and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clauses (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary acquired after the Closing Date at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03 (as long as such restriction applies solely to such Restricted Subsidiary and its Subsidiaries), (iv) with respect to clause (a) above, arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to Joint Ventures permitted under Section 7.02 and applicable solely to such Joint Venture, (vi) are negative pledges, restrictions on Liens or other restrictions in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge, restriction on Liens or other restriction relates to the property securing such Indebtedness or to the Persons incurring or guaranteeing such Indebtedness, (vii) are customary restrictions on leases, subleases or licenses otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (viii) [reserved], (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (xi) arise in connection with Liens on cash or other deposits permitted under Section 7.01 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business or (xii) are restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or its Restricted Subsidiaries, taken as a whole, than those encumbrances and other restrictions that are in effect on the Effective Date pursuant to agreements and instruments in effect on the Effective Date or, with respect solely to Indebtedness of Restricted Subsidiaries acquired after the Closing Date, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date.

Section 7.10 Financial Covenants.

(a) Total Rent Adjusted Leverage Ratio. Permit the Total Rent Adjusted Leverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 27, 2015) to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Year	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015	n/a	n/a	5.50x	5.50x
2016	5.50x	5.50x	5.50x	5.50x
2017	5.25x	5.25x	5.25x	5.25x
2018	5.25x	5.25x	5.25x	5.25x
2019	5.00x	5.00x	5.00x	5.00x
2020	5.00x	n/a	n/a	n/a

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (beginning with the fiscal quarter ending September 27, 2015) to be less than 2.00:1.00.

Section 7.11 Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders or (b) any term or condition of any Junior Financing Documentation in any manner materially adverse to the interests of the Administrative Agent or the Lenders; provided that clause (b) shall not apply to any amendment of any Junior Financing Documentation with respect to any Junior Financing with an aggregate principal amount of less than the Threshold Amount; provided further that the preceding proviso shall not apply to an amendment that would change to an earlier date any required payment of principal of such Junior Financing.

Section 7.12 Accounting Changes. Make any change in the fiscal year of the Borrower.

Section 7.13 Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest and any AHYDO Payment shall be permitted) any Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed (A) the greater of (x) $20,000,000 and (y) 4.5% of Total Assets as of the end of the Test Period last ended, plus (B) unused amounts available to make Restricted Payments under Section 7.06(f) plus (C) additional amounts, so long as (1) at the time of making such payment, the Total Leverage Ratio does not exceed 2.00:1.00 on a Pro Forma Basis and (2) Liquidity after giving effect to such prepayment, redemption, purchase, defeasance or other satisfaction is not less than $20,000,000, plus (D) the proceeds of any Permitted Equity Issuance (other than to the extent utilized as a Cure Amount), (ii) a Permitted Refinancing thereof (including through exchange offers and similar transactions), (iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any direct or indirect parent thereof and (iv) with respect to intercompany subordinated indebtedness, so long as no Default shall have occurred and be continuing or would result therefrom and to the extent consistent with the subordination terms thereof.

Section 7.14 Limitations on Holdings. Holdings shall not (a) create, incur, assume or suffer to exist any Liens on any Equity Interests of the Borrower (other than Liens permitted by Section 7.01(a) and (cc), nonconsensual Liens of the type otherwise permitted under Section 7.01) or Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred by the Loan Parties that is permitted to be secured by the Collateral pursuant to Section 7.01), (b) conduct or engage in any operations or business or own any material property (other than Equity Interests in the Borrower and, through the Borrower, the Borrower’s Subsidiaries and/or any other Person) other than (i) those incidental to its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Registration Rights Agreement, the Loan Documents or any Permitted Refinancing thereof and any Junior Financing or any Permitted Refinancing thereof, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (including, for the avoidance of doubt, the making and payment of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Equity Interests), (v) any transaction that Holdings is expressly permitted or contemplated to enter into or consummate under this Article 7, (vi) guaranteeing the obligations of its Subsidiaries, including any Junior Financing and any Permitted Refinancing thereof, (vii) participating in Tax, accounting and other administrative matters as a member of the consolidated, combined, unitary or similar group that includes Holdings and the Borrower including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (viii) holding any cash or property received in connection with Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to Section 7.06 or contributions to its capital or in exchange for the issuance of Equity Interests, in each case, pending application thereof by Holdings or the making of Restricted Payments, (ix) providing indemnification to officers and directors; (x) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (xi) the holding of any cash and Cash Equivalents; (xii) the filing of Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (xiii) the preparation of reports to Governmental Authorities and to its shareholders; (xiv) the making of Investments and acquisitions, as applicable, in the Borrower and its Subsidiaries; (xv) the performance of obligations under and compliance with its Organization Documents, any demands or requests from or requirements of a Governmental Authority or any applicable Requirement of Law, ordinance, regulation, rule, order, judgment, decree or permit, including without limitation as a result of or in connection with the activities of its Subsidiaries, and (xvi) any activities incidental to any of the foregoing or (c) merge with or consolidate into any other Person; provided that, so long as no Default exists or would result therefrom, Holdings may merge with or consolidate into any other Person as long as (i) Holdings shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Holdings (any such Person, the “Successor Holdings”), (A) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof and (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing provisions are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following occurring on or after the Closing Date shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower) or Article 7 (subject to, in the case of the covenants contained in Section 7.10, the provisions of Section 8.04); or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty or certification made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (and in any respect if qualified by materiality) when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events not relating to breach by any Loan Party or any Restricted Subsidiary pursuant to the terms of such Swap Contracts), in any case, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further that, except with respect to payment events of default, financial covenant events of default or bankruptcy-related events of default under such Indebtedness, any such failure pursuant to this clause (e) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Holdings, the Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive calendar days, or an order for relief is entered in any such proceeding or any similar steps or proceedings under Debtor Relief Laws applicable to any Loan Party or any of their Restricted Subsidiaries; or

(g) Inability To Pay Debts; Attachment. (i) Holdings, the Borrower or any Specified Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Holdings and its Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and all such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) ERISA. An ERISA Event shall have occurred (or a similar event shall have occurred with respect to a Foreign Plan) that, when taken together with all other ERISA Events that have occurred (and similar events that have occurred with respect to Foreign Plans), could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect as to any relevant Loan Party; or any Loan Party contests in writing the validity or enforceability of any material provision of any material Loan Document or any subordination provision in respect of any Indebtedness of not less than the Threshold Amount; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any material Loan Document or any subordination provision in respect of Indebtedness of not less than the Threshold Amount; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any material Collateral Document after delivery thereof pursuant to Section 4.02, Sections 6.12 or 6.16 shall for any reason (other than pursuant to or as permitted under the terms hereof or thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in a notice to the Administrative Agent that contains solely information intended to be used by the Administrative Agent for the purpose of preserving or maintaining the validity, perfection and priority of the Liens granted pursuant to the Loan Documents), except to the extent that (i) any such perfection or priority is not required hereunder or pursuant to the terms of the Loan Documents, (ii) the loss of any such perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code financing statements or continuation statements or other equivalent filings and (iii) except as to Collateral consisting of Material Real Property, to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an Event of Default described in Section 8.01(f) with respect to the Borrower, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized and the Commitments have automatically terminated as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, the Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, (i) to payment of (A) that portion of the Obligations constituting unpaid principal of the Loans and (B) any Secured Hedge Obligations and the Cash Management Obligations then due and (ii) to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, in each case, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no such Secured Obligations remain outstanding, delivered to the Borrower.

Section 8.04 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Sections 8.04(b) and (c), for the purpose of determining whether an Event of Default has occurred under any covenant set forth in Section 7.10 as of any date, the Borrower may, in its sole discretion, apply the Net Cash Proceeds of a Permitted Equity Issuance (the “Cure Amount”) to increase Consolidated EBITDA and Consolidated EBITDAR for and after the final day of the applicable fiscal quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower during the applicable fiscal quarter or on or prior to the tenth (10th) day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the maximum aggregate amount necessary to cure any Event of Default under Section 7.10 as of such date. The Cure Amount used to calculate Consolidated EBITDA and Consolidated EBITDAR for one fiscal quarter shall be used and included when calculating Consolidated EBITDA and Consolidated EBITDAR for each Test Period that includes such fiscal quarter (it being understood that the full Cure Amount necessary to cure any covenant under Section 7.10 shall apply to the calculation of the covenant under Section 7.10). The parties hereby acknowledge that this Section 8.04(a) may not be relied upon for purposes of calculating any financial ratios other than as applicable to the determination of whether a Default or Event of Default has occurred under Section 7.10 and shall not result in any adjustment to any amounts (including the amount of Indebtedness or Consolidated Total Debt) other than the amount of the Consolidated EBITDA and Consolidated EBITDAR referred to in the immediately preceding sentence during the fiscal quarters in which such amount is included in Consolidated EBITDA and Consolidated EBITDAR. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount by the Borrower, the applicable covenant(s) in Section 7.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with any covenant in such Section 7.10 and any Default or Event of Default related to any failure to comply with any covenant in such Section 7.10 shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.02 (or under any other Loan Document) available during the continuance of any Default or Event of Default on the basis of any actual or purported failure to comply with any covenant in such Section 7.10 until such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Expiration Date.

(b) In each period of four (4) consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.04(a) is made.

(c) There can be no more than five (5) fiscal quarters in which the cure set forth in Section 8.04(a) is made.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and the L/C Issuers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

(b) The L/C Issuers shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the L/C Issuers shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Related Parties” included the L/C Issuers with respect to such acts or omissions and (ii) as additionally provided herein with respect to the L/C Issuers.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Agents, Arrangers or Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and/or a Hedge Bank or provider of Cash Management Obligations) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Agent, Arranger or Lender (i) for purposes of the perfection of all Liens created by the Loan

Documents and all other purposes stated therein, (ii) to manage, supervise and otherwise deal with the Collateral, (iii) to take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents and (iv) except as may be otherwise specified in any Loan Document, to exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Law or otherwise, in each case, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any sub-agents appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Section 10.05 as though such sub-agents were the “collateral agent” under the Loan Documents and as if the term Administrative Agent included the “collateral agent” as if set forth in full herein with respect thereto.

(d) Each Lender irrevocably authorizes the Administrative Agent to enter into any and all of the Collateral Documents together with such other documents as shall be necessary to give effect to the Lien on the Collateral contemplated by the other Collateral Documents, on its behalf. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent’s duties hereunder shall be entirely administrative in nature. The Administrative Agent (i) is not assuming any obligation under any Loan Document other than as expressly set forth therein and (ii) shall not have implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and each L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this or the immediately preceding sentence or in Section 9.03. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Any action taken by the Administrative Agent in reliance upon the instructions of the Required Lenders (or, where so required by Section 10.01, such greater proportion of Lenders) and the exercise by the Administrative Agent of the powers set forth herein or in the other Loan Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

Section 9.02 Rights as a Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with Holdings or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without any duty to account therefor to the Lenders. The Lenders acknowledge that pursuant to such activities, the Administrative Agent and its Related Parties may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and its Related Parties shall be under no obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. No Arranger or Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied (or express) duties or obligations arising under the agency doctrine of any applicable Law or otherwise, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any action (or omit to take an action) or exercise any powers, except rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise (or refrain from exercising) as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action (or omit to take any action) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws or if the Administrative Agent is not indemnified to its satisfaction; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any Agent-Related Person in any capacity.

The Administrative Agent and the Agent-Related Persons shall not be liable for any action taken or not taken by it or them (i)(A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances provided in Section 8.02 and 10.01) or (ii) in the absence of its own gross negligence, or willful misconduct; provided, that the Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and stating it is a “notice of default” is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; provided, further, that in the event the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders; it being understood that the failure to give such notice shall not result in any liability on the part of the Administrative Agent.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the representations, warranties, covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, (vi) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations or as to the use of the proceeds of the Loans, (vii) the properties, books or records of any Loan Party, (viii) the existence or possible existence of any Event of Default or Default or (ix) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit usage or the component amounts thereof.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the applicable L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or professional advisors. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent (other than Disqualified Institutions). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article 9 shall apply to any such sub-agent and its Related Parties and to the Agent-Related Persons in any role or capacity, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of this Article 9 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise against such sub-agent.

Section 9.06 Resignation of Administrative Agent: Appointment of Successor. The Administrative Agent may at any time resign or, if it is a Defaulting Lender pursuant to clause (iv) of the definition thereof, be removed by the Borrower upon ten (10) days’ prior written notice of such resignation or removal to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided, that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing), to appoint a successor Administrative Agent which shall be a commercial bank or trust company with offices in the U.S. having combined capital and surplus in excess of $1,000,000,000. If no such successor shall have been so appointed by the Required Lenders and accepted such appointment within thirty (30) days after notice of the Administrative Agent’s resignation or removal, then, (i) in the case of a resignation of the Administrative Agent, the resigning Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing) or (ii) in the case of a removal of the Administrative Agent, the Borrower, may, with the consent of the Required Lenders, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent; provided that if no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective after such thirty-day period and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any possessory Collateral held by the Administrative Agent on behalf of the Lenders the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly (and each Lender and each L/C Issuer will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring (or retired) or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph) other than its obligations under Section 10.08. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the resignation or removal of the Administrative Agent hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder, and made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or L/C Issuer or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, or otherwise, to make any such investigation or any such appraisal on behalf of the Lenders or the L/C Issuers or to provide any Lender or L/C Issuer with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or issuance of the Letters of Credit or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy or completeness of any information provided to the Lenders or the L/C Issuers. Except for documents expressly required by this Agreement to be transmitted by the Administrative Agent to the Lenders or any L/C Issuer, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party that may come in to the possession of the Administrative Agent or any of its Related Parties.

Section 9.08 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent to, and the Administrative Agent shall (on terms reasonably satisfactory to the Administrative Agent):

(a) release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) on the date upon which all of the Obligations (other than contingent obligations not yet accrued and payable) have been paid in full in cash, all Letters of Credit have been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or have expired or have been terminated, the Aggregate Commitments have expired or have been terminated (such date, the “Termination Date”), (ii) that is Disposed of as part of or in connection with, any Disposition permitted hereunder to any Person other than Holdings or any of its Subsidiaries, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders or such other number or percentage of Lenders required by Section 10.01, (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below or (v) as expressly provided in the Collateral Documents;

(b) subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.01(i), (p) or (u) (if and to the extent such Lien is of the same type as the Liens permitted by Section 7.01(i)) and to execute and deliver any requested intercreditor agreements with respect thereto;

(c) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary if such Guarantor continues to be a guarantor in respect of any Junior Financing unless and until each guarantor is (or is being simultaneously) released from its guarantee with respect to such Junior Financing; and

(d) enter into subordination or intercreditor agreements or arrangements with respect to Indebtedness (or Liens securing such Indebtedness) that is required or permitted to be pari passu with or subordinated to the Obligations or Secured Obligations (or the Liens securing the Secured Obligations) pursuant to Section 7.03.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.08 or enter into the arrangement described in clause (d) above. In each case as specified in this Section 9.08, the Administrative Agent will (and each Lender hereby authorizes the Administrative Agent to), at the Borrower’s expense, deliver, upon the request of the applicable Loan Party, to such Loan Party or any designee of such Loan Party any certificates, powers or other physical collateral held by it and relating to such item of Collateral (but subject to the requirements of any applicable intercreditor agreement) and execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, subordinate any Lien in such item of Collateral, release such Guarantor from its obligations under the Guaranty or execute and deliver the agreements described in clause (d) above, in each case, in accordance with the terms of the Loan Documents and this Section 9.08; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents as the Administrative Agent shall reasonably request.

Each Secured Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Secured Parties, (a) to be the agent for and representative of the Secured Parties with respect to the Collateral and the Collateral Documents, (b) to enter into any applicable intercreditor agreement contemplated hereby and (c) to take any actions thereunder as determined by the Administrative Agent to be necessary or advisable. Each Secured Party hereby further authorizes the Administrative Agent on behalf of and for the benefit of the Secured Parties to enter into any other intercreditor agreement reasonably required by the Loan Documents, and each Secured Party agrees to be bound by the terms of such intercreditor agreement; provided that the Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Secured Hedge Obligations or Cash Management Obligations except as set forth below.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (i) unless the Administrative Agent consents thereto, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Loan Documents, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of itself, the Lenders and L/C Issuers in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Administrative Agent shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

No Swap Contract will create (or be deemed to create) in favor of any Lender that is a counterparty thereto, and no agreement governing any Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto, any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under the Loan Documents except as expressly provided in Section 8.03 of this Agreement. By accepting the benefits of the Collateral, such counterparty or, in the case of Cash Management Obligations, such other Secured Party shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not the Administrative Agent, a Lender or an L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Article 9, Section 2.13, Section 10.08, and Section 10.09 and the decisions and actions of the Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 9.13 only to the extent of liabilities, costs and expenses relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall be such Secured Party’s pro rata share (based on the amount of Obligations owing to such Secured Party relative to the aggregate amount of Obligations) of such liabilities, costs and expenses, (ii) except as set forth specifically herein, the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to act in their sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) except as specifically set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agents, the Documentation Agents and any other Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, it being understood and agreed that each of the Arrangers, the Syndication Agents and the Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article 9. Without limitation of the foregoing, neither the Arrangers, the Syndication Agents nor the Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 9.10 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.11 [Reserved].

Section 9.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer or in any such proceeding.

Section 9.13 Indemnification of Administrative Agent. Each Lender, on a pro rata basis, based on its Aggregate Exposure Percentage, severally agrees to indemnify the Administrative Agent, L/C Issuers, Swing Line Lender and their respective Related Parties, to the extent that the Administrative Agent, L/C Issuers, Swing Line Lender or their respective Related Parties shall not have been reimbursed by any Loan Party (including, without limitation, any amounts required to be reimbursed by a Loan Party pursuant to Section 10.04 but not so reimbursed by any such Loan Party, and not in lieu of such Loan Party’s obligation thereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of legal, financial and other advisors) or disbursements of any kind or nature whatsoever (including Taxes, interest and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) which may be imposed on, incurred by or on behalf of or asserted against the Administrative Agent, L/C Issuers, Swing Line Lender or their respective Related Parties in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent, an L/C Issuer or the Swing Line Lender in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the applicable L/C Issuer’s, the Swing Line Lender’s or their respective Related Parties’, as applicable, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. If any indemnity furnished to the Administrative Agent, an L/C Issuer, the Swing Line Lender or any of their respective Related Parties for any purpose shall, in the opinion of the Administrative Agent, such L/C Issuer or the Swing Line Lender, as applicable, be insufficient or become impaired, the Administrative Agent, such L/C Issuer or the Swing Line Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent, any L/C Issuer, the Swing Line Lender or any of their respective Related Parties against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent, any L/C Issuer, the Swing Line Lender or any of their respective Related Parties against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

In addition, each Lender hereby severally agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent required to be reimbursed by a Loan Party pursuant to Section 10.04 but not so reimbursed by any such Loan Party, and not in lieu of such Loan Party’s obligation thereunder)

promptly upon demand for such Lender’s pro rata share based on its Aggregate Exposure Percentage of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Taxes paid in the name of, or on behalf of, any Loan Party) that may be incurred by the Administrative Agent or any of its Related Parties in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

Section 9.14 Agency for Perfection. The Administrative Agent hereby appoints, authorizes and directs each Secured Party to act as collateral sub-agent for the Administrative Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including (without limiting Section 6.12(d)(viii)) any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Secured Party, and may further authorize and direct such Secured Party to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. For the avoidance of doubt, nothing in this Section 9.14 is intended to require the parties hereto to enter into any account control agreements not otherwise required hereunder. For the avoidance of doubt, any Secured Party that is appointed as a collateral sub-agent for the Administrative Agent shall be entitled to the benefits set forth in Section 9.05.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or Section 4.03, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal, premium, interest or fees, without the written consent of each Lender directly and adversely affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (iii) of the second proviso to this Section 10.01) reduce or forgive any fees or premium payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01 without the written consent of each Lender directly and adversely affected thereby; provided that the consent of each Lender shall be required to reduce the voting percentage set forth in the definition of “Required Lenders” or Section 10.07(a) (solely with regard to the ability of the Borrower to assign or otherwise transfer any of its rights or obligations hereunder);

(e) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.04 or Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees without the written consent of each Lender;

(g) [Reserved];

(h) except as necessary or advisable to carry out the express intent of sections of this Agreement (including, without limitation, Section 2.14, Section 2.15, Section 2.16 and Section 10.01) permitting the addition of Classes of Loans or Commitments that may be incurred on a pari passu or junior basis in right of payment and/or Lien priority to the then-existing Loans and/or Commitments, amend Section 8.03 or Section 2.12(g) in a manner that directly and adversely affects any Class without the consent of Lenders of such Class holding more than fifty percent (50%) of the Loans of such Class (or, in the case of any Revolving Credit Facility, more than fifty percent (50%) of the Revolving Credit Commitments in respect of such Class); and

(i) except as expressly set forth herein (including, without limitation, Section 2.14, Section 2.15, Section 2.16 or this Section 10.01), amend Section 2.12(a) or Section 2.13 without the consent of each Lender directly and adversely affected thereby (it being understood that Section 2.14, Section 2.15, Section 2.16 and Section 10.07 may be amended with the consent of the Required Lenders only).

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any L/C Request or Letter of Credit Application relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document (it being understood that the Required Lenders may agree to grant forbearance without the consent of the Administrative Agent) and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with any New Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and (i) the Refinancing Term Lenders (and no other Lenders) of the applicable Refinancing Term Loan Series providing such Refinancing Term Loans in connection with any refinancing facilities permitted pursuant to Section 2.16(a) and (ii) the Replacement Revolving Lenders (and no other Lenders) providing the applicable Replacement Revolving Commitment Series in connection with any refinancing facilities permitted pursuant to Section 2.16(b).

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders or all Lenders directly and adversely affected thereby, and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender that is (x) a Revolving Credit Lender, (y) a New Term Lender or (z) both, at the election of the Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders (including, without limitation, any amounts payable pursuant to Section 3.05 and other amounts owed to such Lender hereunder) immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be necessary to effect the foregoing clauses (a), (b) and (c).

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any Loan Document, (a) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.14, 2.15, 2.16 or 2.17, (b) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision; (c) guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local Law, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents and (d) the Borrower and the Administrative Agent may, without the input or consent any other Lender, effect amendments to the schedules and/or the exhibits to this Agreement and the other Loan Documents on the Closing Date, if the Administrative Agent has reasonably determined that such amendments are appropriate or to account for events or circumstances occurring after the Effective Date, which in the reasonable opinion of the Administrative Agent, would have been included if such events or circumstances had occurred prior to the Effective Date. Notwithstanding the foregoing, Section 10.21 may be amended with the written consent solely of the Administrative Agent and the Borrower.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered (including electronically) to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuers or the Swing Line Lender, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four (4) Business Days after deposit in the mail, postage prepaid, (C) if delivered by facsimile, when sent and receipt has been confirmed, and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a telephone or voice-mail message be effective as a notice, communication or confirmation hereunder; provided, however, this sentence shall not limit Section 9.04.

(b) Effectiveness of Facsimile or Other Electronic Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other electronic transmission (including portable document format). The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses. The Borrower agrees (a) to pay or reimburse the Arrangers and the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated by any such amendment, waiver, consent or other modification are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, but limited, in the case of legal fees and expenses to Attorney Costs of Latham & Watkins LLP incurred on or prior to the Closing Date or in connection with matters incident to the closing and thereafter to one (1) counsel to the Administrative Agent and the Arrangers taken as a whole, and, if necessary, of one (1) local counsel in each relevant material jurisdiction to such persons, taken as a whole, and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), but limited, in the case of legal fees and expenses, to the Attorney Costs of one (1) counsel to the Administrative Agent and the Lenders, taken as a whole in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents and, solely in the case of a conflict of interest, one (1) additional counsel to all similarly affected Persons, taken as a whole, and if reasonably necessary, one (1) local counsel to all such persons in each relevant material jurisdiction to such Person and, solely in the case of a conflict of interest, one (1) additional local counsel to all similarly affected persons, taken as a whole. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and Taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within thirty (30) days following receipt by the Borrower of a written demand therefor (together with reasonable backup documentation). The agreements in this Section 10.04 shall survive the Termination Date.

Section 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, each Arranger, each Lender and their respective Affiliates and their and their respective Affiliates’ directors, officers, employees, partners, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, losses, damages, claims and expenses (including Attorney Costs (which shall be limited to one (1) counsel to the Indemnitees taken as a whole and solely in the case of a conflict of interest among or between Indemnitees, one (1) additional counsel to all similarly affected Indemnitees taken as a whole, and if reasonably necessary, one (1) local counsel to such Indemnitees taken as a whole in each relevant material jurisdiction, and solely in the case of a conflict of interest, one (1) additional local counsel to all similarly affected Person, taken as a whole)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee, in each case, in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Indemnitees) or (y) arise from claims of any of the Indemnitees solely against one (1) or more Indemnitees (other than claims against an Indemnitee in its capacity as Administrative Agent, Arranger or other Agent) that have not resulted from the action, inaction, participation or contribution of the Borrower, Holdings, the Sponsor or any Affiliates of the foregoing or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors; provided further that Section 3.01 (instead of this Section 10.05) shall govern indemnities with respect to Taxes, except that Taxes representing losses, claims, damages, etc., with respect to a non-Tax claim shall be governed by this Section 10.05 (without duplication of Section 3.01). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, IntraLinks, the internet, email or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, or a material breach of the Loan Documents by such Indemnitee, nor shall any Indemnitee, any Sponsor or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing contained in this sentence shall limit the Borrower’s indemnification and reimbursement obligations under this Agreement. The Borrower shall not be liable for any settlement in respect of any Indemnified Liabilities effected without the Borrower’s consent (which consent shall not be unreasonably withheld), but if settled with the Borrower’s written consent, or (without limitation of the Borrower’s obligations set forth above) if there is a final judgment against an Indemnitee, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner set forth above. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Indemnified Liability against such Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (a) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such claimed or threatened Indemnified Liability, (b) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of such

Indemnitee and (c) includes customary confidentiality provisions reasonably acceptable to such Indemnitee. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be reimbursed within thirty (30) days of written demand therefor (together with reasonable backup documentation). The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Termination Date. For purposes hereof, “Related Indemnitee” of an Indemnitee means (1) any Controlling Person or Controlled affiliate of such Indemnitee, (2) the respective partners, directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled affiliates and (3) the respective agents, advisors or other representatives of such Indemnitee or any of its Controlling Persons or Controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled affiliate; provided that each reference to a Related Indemnitee in this sentence pertains to a Related Indemnitee involved in performing services under this Agreement and the Facilities. Notwithstanding the foregoing, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage or liability of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Indemnitees), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section that is attributable to expenses incurred in relation to the act or omission of such Indemnitee which is the subject of such finding.

Section 10.06 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender (including any L/C Issuer) shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and any such assignment without such consent shall be null and void (for the avoidance of doubt, any such transfer that occurs pursuant to a transaction permitted under Section 7.04 is permitted hereunder without any such consent), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or Section 10.07(i), as the case may be, or

(iii) to an SPC in accordance with the provisions of Section 10.07(h). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility or $1,000,000, in the case of any assignment in respect of any New Term Loans (provided, however, that concurrent assignments to or by Approved Funds will be treated as a single assignment for the purpose of meeting the minimum transfer requirements), (ii) except in the case of an assignment to a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender), an Affiliate of a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender) or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), Section 8.01(f) (in respect of the Borrower or Holdings only) or Section 8.01(g)(i) (in respect of the Borrower or Holdings only) has occurred and is continuing, the Borrower consents to such assignment (each such consent not to be unreasonably withheld); provided that (1) the Borrower shall be deemed to have consented to any such assignment of Loans (other than to a Disqualified Institution) unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof and (2) no consent of the Borrower shall be required for any initial assignment of Commitments (other than to a Disqualified Institution) made by Wells Fargo Bank, National Association or JPMorgan Chase Bank, N.A. to effect the primary syndication of the Commitments to Lenders identified to the Borrower and approved by the Borrower in writing on or before the Closing Date, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis, (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuers and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), (v) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee (x) the Borrower shall not have an obligation to pay except as required in Section 3.07 and (y) may be waived or reduced by the Administrative Agent in its discretion) and (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment and shall continue to be bound by Section 10.08). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided that if the Borrower has previously issued an assigning Lender a Note, then the Borrower shall have no obligation to deliver a Note to the assignee Lender except upon the surrender by the assigning Lender of its Note (or receipt by the Borrower of a certificate of loss including reasonably satisfactory indemnification provisions).

(c) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interests in the Loans, L/C Obligations, L/C Borrowings and amounts due under the Loan Documents as set forth in the Register and as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Arranger, any Agent, any Lender (solely with respect to such Lender’s interest) and any L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions and Obligations are intended to be treated as registered obligations for U.S. federal income Tax purposes. Any right or title in or to any Credit Extensions and Obligations (including with respect to the principal amount and any interest thereon) may only be assigned or otherwise transferred through the Register. This Section 10.07 shall be construed so that the Credit Extensions and Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations).

(d) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, Holdings or any Affiliate of the Borrower or Holdings or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the clauses (a) through (i) of the first proviso to Section 10.01 that directly and adversely affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15 read as if a Participant was a Lender and that such documentation required thereunder shall be delivered to the participating Lender and the Administrative Agent) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b), and such Participant agrees to be bound by such Sections, including, for the avoidance of doubt, Section 10.15 (without limiting the participating Lender’s obligation to provide documentation pursuant to Section 10.15, it being understood that the documentation required to be provided by a participant under Section 10.15 shall be delivered to the participating Lender) and Section 3.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Register. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15), but (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement

(including its obligations under Section 3.01, Section 3.04 or Section 3.05), except to the extent that any entitlement to a greater payment under Section 3.01, 3.04 or 3.05 results from a change in law arising after the grant to such SPC, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, subject to compliance with the provisions of this Section 10.07 regarding the Register and/or the Participant Register, as appropriate, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(j) The Administrative Agent may conclusively rely on any list of Competitors and Disqualified Institutions identified in writing to the Arrangers on or prior to March 25, 2015 (or any supplement thereto) for all purposes of this Agreement and the other Loan Documents, including in approving or declining to approve a Person as an Eligible Assignee, executing and delivering any Assignment and Assumption, making any recording in the Register in respect of such Assignment and Assumption or otherwise, and shall have no liability of any kind to any Company Party or any Affiliate thereof, any Lender or any other Person if such list is incorrect or if any Person is incorrectly identified in such list (or any supplement thereto) as a Person to whom no assignment is to be made. If any assignment or participation under this Section 10.07 is made (i) to a Disqualified Institution, in each case without the Borrower’s prior written consent or (ii) to the extent the Borrower’s consent is required under the terms of this Section 10.07, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) repay all obligations of the Borrower owing to such Lender relating to any New Term Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any New Term Loan, to be applied to such participation), (B) purchase such New Term Loans by paying the lesser of par or the same amount that such Lender paid to acquire such New Term Loans or (C) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (it being understood and agreed that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid, and such Lender shall be deemed to have executed such Assignment and Assumption within one Business Day of a request that it do so in the event that it has failed to do so within such period); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such New Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 3.05 if any Eurodollar Rate Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto and (iii) such assignment shall otherwise comply with this Section 10.07. Nothing in this Section 10.07(j) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity. Each Lender acknowledges and agrees that the Borrower would suffer irreparable harm if such Lender breaches any of its obligations under Section 10.07 insofar as such Section relates to any assignment, participation or pledge to a Disqualified Institution without the Borrower’s prior written consent. Additionally, each Lender agrees that the Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 10.07(j) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm.

Section 10.08 Confidentiality. Each of the Agents, the L/C Issuers and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need to know basis in connection with the Facility (collectively, the “Representatives”) (it being understood that (x) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, (y) the applicable Agent, L/C Issuer or Lender shall be responsible for such Affiliates’ compliance with the terms of this Section 10.08 and (z) no disclosure shall be made by the Agents, the L/C Issuers, the Lenders or their respective Representatives to any Affiliates that are Disqualified Institutions), (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, L/C Issuer or Lender or their respective Affiliates, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process or required by a governmental authority (provided that the Agent, L/C Issuer, Lender or Affiliate that discloses any Information pursuant to clause (b) and this clause (c) shall (i) except with respect to any audit or examination conducted by bank or other applicable financial accountants or any governmental bank or other applicable financial authority exercising examination or regulatory approval, promptly provide the Borrower advance notice of such disclosure to the extent permitted by applicable Law and (ii) to the extent permitted by applicable Law, use commercially reasonable efforts to ensure that such Information so disclosed is afforded confidential treatment), (d) to any other party to this Agreement, (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee (to the extent permitted hereunder) of or Participant in (other than, in each case, any Disqualified Institution), any of its rights or obligations under this Agreement, (f) with the written consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Company Parties received by it from such L/C Issuer or Lender, as applicable), (i) in connection with the exercise of any remedies hereunder or under any other Loan Document in any legal action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement (in which case it shall, to the extent permitted by applicable Law, use commercially reasonable efforts to ensure that such Information so disclosed is afforded confidential treatment), (j) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor, in each case, that is not a Disqualified Institution (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound in writing by the provisions of this Section 10.08 in favor of the Company Parties or by terms substantially similar to the terms of this Section 10.08) and (k) to the extent that such Information is received (or has been received) by such Agent, L/C Issuer, or Lender or its Affiliate from a third party that is not, to such Agent’s, L/C Issuer’s, Lender’s or Affiliate’s knowledge, as applicable, subject to contractual or fiduciary confidentiality obligations owing to the Sponsor, Holdings or any of its Subsidiaries. In addition, the Agents, the L/C Issuers and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the L/C Issuers and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party, any Affiliate of any Loan Party or any representative of any Loan Party or any Affiliate of any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available (or is derived from such information) to any Agent, L/C Issuer or any Lender prior to disclosure by such Loan Party, Affiliate or representative other than as a result of a breach of this Section 10.08. The obligations of the Agents, the L/C Issuers and the Lenders under this Section 10.08 shall automatically terminate on the date that is two years following the Termination Date.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law,

(a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission (including portable document format) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed to be a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Termination Date. The provisions of Article 3 and Article 9 and Sections 10.04, 10.05, 10.08, 10.16 and 10.17 shall survive and remain in full force and effect following the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, from and after the Termination Date, each Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Credit Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.03(c).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Tax Forms. (a) Each Lender (which, for purposes of this Section 10.15 shall include any L/C Issuer and any Swing Line Lender) shall deliver to the Borrower and to the Administrative Agent, whenever reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to withholding Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, such applicable withholding Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the proper rate of withholding under FATCA). Without limiting the generality of the foregoing,

(i) to the extent it is qualified for any exemption from or reduction in United States federal withholding Tax with respect to any Loan made to the Borrower, each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or W-8BEN-E (claiming the benefits of an applicable Tax treaty), W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding Tax on specified payments to be made to such Non-US Lender pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender pursuant to this Agreement or any other Loan Document) and/or such other forms and evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States federal withholding Tax, including, if applicable, any documentation necessary to prevent withholding under FATCA and/or any exemption pursuant to Section 881(c) of the Code, and, in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, two (2) duly signed, properly completed copies of IRS Form W-8BEN or W-8BEN-E and a certificate substantially in the form of Exhibits J-1, J-2, J-3 or J-4, as applicable (the “US Tax Certificate”) that establishes in writing to the Borrower and the Administrative Agent that such Non-US Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (C) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (D) receiving any payment under any Loan Document that is effectively connected with a US trade or business;

(ii) each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender, or where such Non-US Lender is a partnership for U.S. federal income Tax purposes), shall deliver to the Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account that is not subject to United States federal withholding Tax and (B) two (2) duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, including any applicable US Tax Certificate; provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender shall provide a US Tax Certificate on behalf of such partners (but only to the extent that such partners fail to do so); and

(iii) to the extent it is qualified for any exemption from or reduction in United States federal withholding Tax with respect to any Loan made to the Borrower, each Lender that lends to the Borrower shall timely deliver to the Borrower and the Administrative Agent any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax or otherwise reasonably requested by the Borrower or the Administrative Agent together with such supplementary documentation as may be prescribed by applicable Laws and otherwise reasonably requested by the Borrower or the Administrative Agent to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(b) The applicable withholding agent may deduct and withhold any Taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(c) Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each, a “US Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), upon the expiration, obsolescence or invalidity of any previously delivered form or when reasonably requested by the Borrower or the Administrative Agent, in each case certifying that such US Lender is entitled to an exemption from United States backup withholding Tax, or any successor form. Notwithstanding anything to the contrary in this Agreement, if such US Lender fails to deliver such forms, then the applicable withholding agent may withhold from any payment to such US Lender an amount equivalent to the applicable withholding or backup withholding Tax imposed by the Code and the Borrower shall not be liable for any additional amounts with respect to such withholding.

(d) From time to time, to the extent it is then qualified for any exemption from or reduction in United States federal withholding Tax, each Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding Taxes in respect of payments to be made to such Lender pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction; provided, however that notwithstanding anything to the contrary in this Agreement, if such Lender fails to deliver such forms, then the applicable withholding agent may withhold from any payment to such Lender an amount equivalent to the applicable withholding or backup withholding Tax imposed by the Code and the Borrower shall not be liable for any additional amounts with respect to such withholding

(e) To the extent required by any applicable Law, the Administrative Agent or any Loan Party may withhold from any payment to any Lender (including, for purposes of this Section 10.15, any L/C Issuer and any Swing Line Lender), an amount equivalent to any applicable withholding Tax. Without limiting or expanding the obligations of any Loan Party under Section 3.01 or Section 3.04, each Lender shall, and does hereby, indemnify the Administrative Agent and any Loan Party, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent or any Loan Party) incurred by or asserted against the Administrative Agent or any Loan Party by the IRS or any other Governmental Authority (whether or not correctly or legally incurred or asserted) (i) that are attributable to such Lender (including because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent or any Loan Party of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective) and (ii) that are attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or any Loan Party shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or any Loan Party to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent or any Loan Party under this Section 10.15. The agreements in this Section 10.15 shall survive the resignation of the Administrative Agent or release of any Loan Party, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

(f) Notwithstanding anything to the contrary in this Section 10.15, no Lender or Agent shall be required to deliver any documentation described in Section 10.15(a)(i) through (a)(iii) or Section 10.15(c) that it is not legally eligible to deliver or, in the case of any other documentation required under this Section 10.15, that would subject such Lender or Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or Agent.

Section 10.16 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND APPELLATE COURTS FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT OR ANY LENDER IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO). EACH OF THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and each L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer have executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act.

Section 10.20 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, each of Holdings and the Borrower acknowledge and agrees that (a) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Holdings and the Borrower, on the one hand, and the Arrangers, the Agents and the Lenders, on the other hand, and Holdings and the Borrower are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each of the Arrangers, the Agents and the Lenders is and has been acting solely as a principal and is not the agent or fiduciary, for the Borrower; and (c) the Arrangers, the Agents and the Lenders have not provided and will not provide any legal, accounting, regulatory or Tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and Holdings and the Borrower have consulted their own legal, accounting, regulatory and Tax advisors to the extent they have deemed appropriate.

Section 10.21 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(c) The Borrower hereby authorizes the Administrative Agent to distribute the execution versions of the Loan Documents and the financial statements to be furnished pursuant to Section 6.01(a) and (b) to all Lenders, including Public Lenders.

Section 10.22 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent; it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Required Lenders, as applicable, in accordance with the terms hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BRASA (PURCHASER) INC., as Holdings

By:	/s/ Lawrence Johnson
Name:	Lawrence Johnson
Title:	President

BRASA (HOLDINGS) INC., as Borrower

By:	/s/ Lawrence Johnson
Name:	Lawrence Johnson
Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, an L/C Issuer, Swing Line Lender and a Lender

By:	/s/ Sally Hoffman
Name:	Sally Hoffman
Title:	Managing Director

Fogo - Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender and as an L/C Issuer

By:	/s/ Lauren Baker
Name:	Lauren Baker
Title:	Vice President

Fogo - Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Lawrence N. Gross
Name:	Lawrence N. Gross
Title:	Senior Vice President

Fogo - Signature Page to Credit Agreement

FIFTH THIRD BANK, an Ohio Banking Corporation as a Lender

By:	/s/ Jeffrey K. Hoffman
Name:	Jeffrey K. Hoffman
Title:	Senior Vice President

Fogo - Signature Page to Credit Agreement

REGIONS BANK,
as a Lender

By:	/s/ Scott C. Tocci
Name:	Scott C. Tocci
Title:	Managing Director

Fogo - Signature Page to Credit Agreement

CITIZENS BANK, N.A.
as a Lender

By:	/s/ Thomas Hung
Name:	Thomas Hung
Title:	Senior Vice President

Fogo - Signature Page to Credit Agreement

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Daniel L. Cox
Name:	Daniel L. Cox
Title:	Senior Vice President

Fogo - Signature Page to Credit Agreement

WEBSTER BANK, National Association
as a Lender

By:	/s/ Robert E. Meditz
Name:	Robert E Meditz
Title:	Vice President

Fogo - Signature Page to Credit Agreement

COMERICA BANK,
as a Lender

By:	/s/ Jason Baker
Name:	Jason Baker
Title:	Vice President

Fogo - Signature Page to Credit Agreement

Cadence Bank, N.A.
as a Lender

By:	/s/ Daniel R. Holland
Name:	Daniel R. Holland
Title:	Executive Vice President

Fogo - Signature Page to Credit Agreement